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                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                               PJ AMERICA, INC.

                            AT $8.75 NET PER SHARE

                                      BY

                             PJ ACQUISITION CORP.

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   The Offer and withdrawal rights will expire at 12:00 midnight, Eastern
Daylight time on Monday, August 20, 2001, unless the Offer is extended.

   A summary of the principal terms of this Offer appears on pages 1 to 4. You should read this entire document carefully before deciding whether to tender your shares of common stock.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 28, 2001 between PJ America, Inc. ("PJAM") and PJ Acquisition Corp. (the "Purchaser"), an entity formed by several of PJAM's officers, directors and significant stockholders (the "Investor Group").

   PJAM's Board of Directors, by unanimous decision of those directors participating and based upon the unanimous recommendation of a Special Committee of independent directors:

  . determined that each of the Offer, the Merger and the Merger Agreement is advisable, fair to and in the best interests of PJAM and its stockholders (other than the Purchaser and the Investor Group);

  . approved the Offer, the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement; and

  . recommended that PJAM's stockholders accept the Offer and tender their shares pursuant to the Offer, and, if applicable, approve and adopt the Merger Agreement and the Merger.
   The Offer is conditioned upon a number of things, including there being validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of PJAM's common stock that together with the shares already owned by the Purchaser and the Investor Group represent at least 90% of the then outstanding shares; an absence of any material adverse change to PJAM; and consummation of financing sufficient to complete the transactions. See "The Tender Offer--Section 11. Conditions of the Offer." The Purchaser has received a financing commitment letter which it believes will enable it to pay for the Shares tendered in the Offer and acquired in the Merger.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

                               ----------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

[LOGO GEORGESON SHAREHOLDER]

                Brokers and Banks Call Collect: (201) 896-1900
                   All Others Call Toll Free: (888) 420-0225

July 20, 2001

                                   IMPORTANT

   If you want to tender all or any portion of your shares of common stock of PJ America, Inc. ("Shares"), you should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer--Section 3. Procedures for Accepting the Offer and Tendering Shares" or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the broker, dealer, commercial bank, trust company or other nominee if you want to tender your Shares.

   If you want to tender your Shares and your certificates evidencing such Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares following the procedures for guaranteed delivery set forth in "The Tender Offer--Section 3. Procedures for Accepting the Offer and Tendering Shares."

   You can ask questions or request assistance from the Information Agent at the address and telephone number listed on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from the broker, dealer, commercial bank or trust company in whose name your Shares may be registered.

                               TABLE OF CONTENTS

                               Section                                   Page
                               -------                                 --------
SUMMARY TERM SHEET....................................................     1

INTRODUCTION..........................................................     5

SPECIAL FACTORS.......................................................     7

  Background of the Offer.............................................     7

  Recommendation of the Special Committee and the Board; Fairness of
   the Offer and the Merger...........................................    12

  Opinion of the Special Committee's Financial Advisor................    15

  Position of the Purchaser Regarding Fairness of the Offer and the
   Merger.............................................................    22

  The Investor Group's Purpose and Reasons for the Offer and the
   Merger.............................................................    23

  Plans for PJAM After the Offer and the Merger; Certain Effects of
   the Offer..........................................................    24

  Interests of Certain Persons in the Offer and the Merger............    26

  The Merger Agreement................................................    27

  Appraisal Rights....................................................    34

  Beneficial Ownership of Common Stock................................    35

  Transactions and Arrangements Concerning the Shares.................    36

  Related Party Transactions..........................................    37

THE TENDER OFFER......................................................    38

   1. Terms of the Offer; Expiration Date.............................    38

   2. Acceptance for Payment and Payment..............................    39

   3. Procedures for Accepting the Offer and Tendering Shares.........    40

   4.  Withdrawal Rights..............................................    43

   5. Certain Federal Tax Consequences................................    44

   6. Price Range of the Shares; Dividends............................    45

   7. Effect of the Offer on the Market for the Shares; Stock Exchange
      Listing; Exchange Act Registration; Margin Regulations..........    45

   8. Certain Information Concerning PJAM.............................    46

   9. Certain Information Concerning the Purchaser....................    49

  10. Source and Amount of Funds......................................    49

  11. Conditions of the Offer.........................................    50

  12. Certain Legal Matters; Required Regulatory Approvals............    52

  13. Certain Fees and Expenses.......................................    53

  14. Miscellaneous...................................................    54

                                    EXHIBIT

Description                                                            Exhibit
-----------                                                            --------
Section 262 of the Delaware General Corporation Law...................     A

                                   SCHEDULES

Description                                                            Schedule
-----------                                                            --------
Officers and Directors of PJ America, Inc.............................     I

Officers and Directors of the PJ Acquisition Corp.....................    II

                               SUMMARY TERM SHEET

   PJ Acquisition Corp. is offering to purchase all the outstanding shares of common stock (the "Shares") of PJ America, Inc. for $8.75 per Share in cash. The following are some of the questions that you, as a stockholder of PJ America, Inc., may have and answers to those questions. Please read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. In this document, PJ Acquisition Corp. is referred to as the "Purchaser" and PJ America, Inc. is called "PJAM."

Who Is Offering to Buy My Securities?

   Our name is PJ Acquisition Corp. We are a Delaware corporation created by certain officers, directors and significant stockholders of PJAM and members of their families (the "Investor Group") for the purpose of making this Offer. See "The Tender Offer--Section 9. Certain Information Concerning the Purchaser." The Investor Group currently owns 1,740,789 outstanding Shares. This represents approximately 40% of PJAM's outstanding Shares as of July 19, 2001.

   The Investor Group includes Richard F. Sherman (Chairman of the Board of Directors), Douglas S. Stephens (President, Chief Executive Officer and a director), Michael M. Fleishman (Vice Chairman, Secretary and a director), Martin J. Hart (a director), Frank O. Keener (a director), Stephen P. Langford (a director), Michael J. Grisanti (a significant stockholder), Jack A. Laughery (a significant stockholder), and Mr. Sherman's adult children, Merida L. Sherman and Nicholas H. Sherman. The ownership interest in the Purchaser of each member of the Investor Group will be based on the number of Shares that each owns in PJAM. The Purchaser's directors are Messrs. Stephens, Sherman, Fleishman, Hart, Keener, Langford, Grisanti, and Laughery. Mr. Sherman is Chairman, Mr. Stephens is President and Chief Executive Officer and Mr. Fleishman is Secretary of the Purchaser.

What Are the Classes and Amounts of Securities Sought in the Offer?
   We are seeking to acquire all of PJAM's outstanding Shares that the Investor Group does not already own. See "Introduction." There are currently 4,323,648 Shares outstanding, of which 2,582,859 are not owned by the Investor Group. There are no other classes of PJAM stock outstanding.

How Much are You Offering to Pay and What is the Form of Payment?
   We are offering to pay you $8.75 per Share, in cash, less any amounts required by law to be withheld and paid to governmental entities. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and "The Tender Offer--Section 3. Procedures for Accepting the Offer and Tendering Shares."

Do You Have the Financial Resources to Make Payment?
   We have received a financing commitment letter from Bank One, Kentucky, NA, relating to up to $25 million in debt financing for the Offer and the Merger. We believe this financing will be sufficient to allow us to pay for the Shares tendered in the Offer and to complete the second-step merger of the Purchaser into PJAM. Our commitment letter also provides for an additional $5 million for working capital. The commitment letter is subject to certain customary conditions, including execution of definitive documentation and the absence of any material adverse change. See "The Tender Offer--Section 10. Source and Amount of Funds."

Is Your Financial Condition Relevant to My Decision to Tender in the Offer?

   Our financial condition may be relevant to your decision to tender your Shares in the Offer. However, since we were formed solely for the purpose of making the Offer, have conducted no business activities other than those related to structuring and negotiation of the Offer and Merger and arranging financing therefor, and have no material assets or liabilities other than the contractual rights and obligations related to the Merger Agreement and the financing commitment letter, we have no meaningful historical financial information. See "The Tender Offer--Section 9. Certain Information Concerning the Purchaser." PJAM's financial information may also be relevant to your decision whether to tender your Shares. See "The Tender Offer--Section 8. Certain Information Concerning PJAM."

How Long Do I Have to Decide Whether to Tender in the Offer?

   You will have until 12:00 midnight, Eastern Daylight time, on Monday August 20, 2001, to decide whether to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "The Tender Offer--Section 3. Procedures for Accepting the Offer and Tendering Shares."

Can the Offer Be Extended and Under What Circumstances?

   Under the terms of the Merger Agreement, we can extend the Offer without the consent of PJAM from time to time, for up to ninety days after commencement of the Offer, if specified conditions to the Offer have not been satisfied. We may establish a subsequent offering period of up to 20 business days under certain circumstances. A subsequent offering period is an additional period of time beginning after we have purchased Shares tendered in the Offer during which time you can tender, but not withdraw, Shares and receive the Offer Price. See "The Tender Offer--Section 1. Terms of the Offer; Expiration Date."

How Will I Be Notified if the Offer is Extended?

   If we extend the Offer, we will inform National City Bank, the Depositary for the Offer, and will make a public announcement of the extension, not later than 9:00 a.m., Eastern Daylight time, on the next business day after the day on which the Offer was scheduled to expire. See "The Tender Offer--Section 1. Terms of the Offer; Expiration Date."

What Are the Most Significant Conditions to the Offer?

   This Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares that, when added to the Shares members of the Investor Group already own, represents at least 90% of the outstanding Shares; absence of any material adverse change to PJAM; and consummation of financing sufficient to complete the Offer and the Merger. We can, in our discretion, waive the above-described conditions. However, we may not accept any Shares, without the approval of the Special Committee, unless a majority of the Shares not owned by the Purchaser or the Investor Group are tendered in the Offer. See "The Tender Offer--Section
11. Conditions of the Offer."

How Do I Tender My Shares?

   To tender your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal, to the Depositary, not later than the time the Offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), the Shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver everything that is required to the Depositary by the expiration of the Offer, you may obtain extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq trading days. However, the Depositary must receive the missing items within that three-day trading period or your Shares will not be validly tendered. See "The Tender Offer--Section 3. Procedures for Accepting the Offer and Tendering Shares."

Until What Time Can I Withdraw Previously Tendered Shares?

   You can withdraw previously tendered Shares at any time until the Offer expires on Monday August 20, 2001 and, if we have not agreed to accept your Shares for payment by September 20, 2001, you can withdraw them at any time after such time until we accept your Shares for payment. This right to withdraw will not apply to any subsequent offering period. See "The Tender Offer--
Section 1. Terms of the Offer; Expiration Date" and "The Tender Offer--Section
4. Withdrawal Rights."

How Do I Withdraw Previously Tendered Shares?

   To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See "The Tender Offer--Section 4. Withdrawal Rights."

What Does PJAM's Board of Directors Think of the Offer?

   PJAM's Board of Directors, by unanimous decision of those directors participating and based upon the unanimous recommendation of a Special Committee of independent directors: (1) determined that each of the Offer, the Merger and the Merger Agreement is advisable, fair to and in the best interests of, PJAM and its stockholders (other than the Purchaser and the members of the Investor Group); (2) approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby; and (3) recommended that you accept the Offer and tender your Shares and, if applicable, approve and adopt the Merger Agreement and the Merger. See "Special Factors--Recommendation of the Special Committee and the Board; Fairness of the Offer and the Merger."

Why Was the Special Committee Formed?

   The Investor Group will own all the outstanding Shares of PJAM after the Merger. Accordingly, the Board believed that a Special Committee of independent directors who are not officers or employees of PJAM and who have no financial interest in the transactions different from PJAM's stockholders generally should be formed to evaluate, negotiate, and, if appropriate, approve the Offer and the Merger. The Special Committee was also authorized to investigate other strategic alternatives, including a sale to a third party buyer. See "Special Factors--Background of the Offer" and "Special Factors--Related Party Transactions."

Following the Offer, Will PJAM Continue as a Public Company?

   No. If the Merger takes place, PJAM will no longer be publicly owned. See "Special Factors--Plans for PJAM After the Offer and the Merger; Certain Effects of the Offer."

Will the Offer Be Followed by a Merger if Not All of the Publicly Traded Shares of PJAM are Tendered in the Offer?

   Yes. Following the Offer, the parties intend to merge the Purchaser with and into PJAM. If the Merger takes place, PJAM will be owned by the Investor Group, and all of the remaining common stockholders of PJAM (other than the Purchaser and members of the Investor Group) will receive $8.75 per Share in cash. In the Merger, you may be entitled to demand appraisal of your Shares pursuant to
Section 262 of the Delaware General

Corporation Law (the "DGCL"). Stockholders who tender their Shares in the Offer will not be able to exercise appraisal rights with respect to their tendered Shares. If you properly demand the appraisal of your Shares, you will not receive cash in the Merger, but rather you will be entitled to payment of the fair value of your Shares in accordance with Section 262, which may be more than, less than or equal to $8.75 per Share. See "Special Factors--The Merger Agreement," "Special Factors--Plans for PJAM After the Offer and the Merger; Certain Effects of the Offer" and "Special Factors--Appraisal Rights."

If I Decide Not to Tender, How Will the Offer Affect My Shares?

   If the Merger takes place, stockholders who did not tender their Shares in the Offer will receive in the Merger the same amount of cash per Share which they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares in the Offer. However, in the Merger, you may be entitled to demand appraisal of your Shares pursuant to Section 262 of the DGCL. Stockholders who tender their Shares in the Offer will not be able to exercise appraisal rights with respect to their tendered Shares. If you properly demand the appraisal of your Shares, you will not receive cash in the Merger, but rather will be entitled to payment of the fair value of your Shares in accordance with Section 262 of the DGCL which may be more than, less than or equal to $8.75 per Share. If for some reason the Merger does not take place, the number of stockholders and Shares that are still in the hands of the public after the Offer may be so small that the Shares may no longer be eligible for listing on Nasdaq and there may no longer be an active public trading market (or, possibly, any trading market) for the Shares. If this is the case, and you do not tender your Shares, you may not be able to sell them in the open market. Also, PJAM may no longer need to comply with the rules of the Securities and Exchange Commission relating to publicly held companies. See "Special Factors-- Plans for PJAM After the Offer and the Merger; Certain Effects of the Offer" and "Special Factors--Appraisal Rights."

What is the Market Value of My Shares as of a Recent Date?

   On March 22, 2001, the last trading day before the submission of the Purchaser's initial, conditional proposal to PJAM, the last sale price of the Shares reported on Nasdaq was $6.625 per Share. On June 28, 2001, the last trading day before PJAM announced the Merger Agreement had been signed, the last sale price of the Shares reported on Nasdaq was $7.75 per Share. As of July 19, 2001, the last full trading day prior to the commencement of the Offer, the last sale price of the Shares reported on Nasdaq had been $8.50 per Share on July 11, 2001. No trading activity in the Shares had been reported by Nasdaq since July 11, 2001. You should get a recent quotation before deciding whether to tender your Shares. See "The Tender Offer--Section 6. Price Range of the Shares; Dividends."

What Are the Tax Consequences to Me of the Transaction?

   If you tender Shares in the Offer, you will generally recognize gain or loss measured by the difference between the cash you received and your tax basis in the Shares tendered. See "The Tender Offer--Section 5. Certain Federal Tax Consequences."

Who Can I Talk to if I Have Questions About the Offer?

   You can call the information agent Georgeson Shareholder at 1-888-420-0225. See the back cover of this Offer to Purchase for more details.

TO THE HOLDERS OF COMMON STOCK OF PJ AMERICA, INC:

                                 INTRODUCTION

   PJ Acquisition Corp., a Delaware corporation, hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $0.01 per Share, of PJ America, Inc., a Delaware corporation, at a price of $8.75 per Share in cash (the "Offer Price"), less any amounts required by law to be withheld and paid to governmental entities, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). In this document, PJ Acquisition Corp. is referred to as the Purchaser and PJ America, Inc. is called "PJAM."

   The Purchaser was formed by a group consisting of certain officers, directors and significant stockholders of PJAM and members of their families (the "Investor Group"). The Investor Group formed the Purchaser for the purpose of making this Offer. Members of the Investor Group currently own approximately 40% of PJAM.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 28, 2001 (the "Merger Agreement"), between the Purchaser and PJAM. The Offer is conditioned, among other things, upon there having been validly tendered and not withdrawn prior to the expiration date of the Offer that number of Shares that together with the Shares owned by the Investor Group constitute at least 90% of the outstanding Shares; an absence of any material adverse changes to PJAM; and consummation of financing sufficient to complete the transactions. The Purchaser may waive the above described conditions. However, the Purchaser may not accept any Shares, without the approval of the Special Committee, unless a majority of the Shares not owned by the Purchaser or the Investor Group are tendered in the Offer. See "The Tender Offer--
Section 11. Conditions of the Offer." The Purchaser has received a financing commitment letter which it believes will enable it to pay for the Shares tendered in the Offer and acquired in the Merger (as defined below).

   As soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser intends to merge with and into PJAM (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"). Assuming the Purchaser owns 90% of the outstanding Shares after the Offer, the Purchaser intends to effect the Merger as a "short-form" merger under the DGCL without a vote of PJAM's stockholders. Following the Merger, PJAM will be the surviving corporation (the "Surviving Corporation") and the separate existence of the Purchaser will cease. Prior to the Merger, members of the Investor Group will contribute their Shares to the Purchaser in exchange for shares of common stock of the Purchaser. At the effective time of the Merger, each issued and outstanding Share other than (i) the Shares owned (or held in the treasury) by PJAM, (ii) Shares of holders exercising dissenters' rights and (iii) Shares held by the Purchaser, will be converted into and represent the right to receive the Offer Price (the "Merger Consideration"). Each share of common stock of the Purchaser will be converted into a share of the Surviving Corporation and accordingly the members of the Investor Group will own the Surviving Corporation. See "Special Factors--The Merger Agreement" for a description of the Merger and the Merger Agreement.

   PJAM's Board of Directors, by unanimous decision of those directors participating and based upon the unanimous recommendation of a Special Committee of independent directors (the "Special Committee"): (i) has determined that each of the Offer, the Merger and the Merger Agreement is advisable, fair to and in the best interests of PJAM and its stockholders (other than the Purchaser and the members of the Investor Group); (ii) has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby; and (iii) recommends that PJAM's stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, approve and adopt the Merger Agreement and the Merger. The Board's recommendation is contained in the Solicitation/Recommendation Statement (the "Recommendation") on Schedule 14D-9, which was filed by PJAM with the Securities and Exchange Commission (the "Commission") in connection with this Offer and which is being furnished to stockholders concurrently with this Offer to Purchase. Stockholders should read the Recommendation Statement for additional information regarding the Board's determination and recommendation.

   On June 27, 2001, Banc of America Securities LLC, financial advisor to the Special Committee, delivered its written opinion to the Special Committee that, as of that date and based upon and subject to the various assumptions and limitations described in the opinion, the Offer Price to be received by the holders of Shares, other than the Purchaser and the Investor Group, pursuant to the proposed transaction was fair from a financial point of view to those holders. Banc of America Securities' opinion and presentation to the Special Committee were among the many factors taken into consideration by the Special Committee in its decision to recommend and by PJAM's Board of Directors in making its determination to approve and to recommend that PJAM's stockholders accept and approve the Offer and the Merger. Banc of America Securities' written opinion to the Special Committee is attached as Annex A to the Recommendation Statement which is being furnished to stockholders concurrently with this Offer to Purchase and as Exhibit (c)(1) to the Schedule TO which was filed with the Commission by the Purchaser in connection with the Offer. The opinion sets forth assumptions, limitations and matters considered in the review undertaken in connection with the opinion. The opinion does not constitute a recommendation by Banc of America Securities to you as to whether or not you should tender your Shares pursuant to the Offer or as to any other matter relating to the Offer. You should read the opinion carefully and in its entirety.

   PJAM supplied the information contained in this Offer to Purchase concerning PJAM, including, without limitation, information about the deliberations of the Special Committee in connection with the Offer and the Merger and the written opinion of Banc of America Securities as described above. The Purchaser takes no responsibility for the accuracy or completeness of such information.

   THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

Background of the Offer

   Over the last two years the market price of the Shares has significantly declined. In the first two years following PJAM's October 1996 initial public offering, PJAM successfully grew from 44 units at the initial public offering date to 90 units at June 30, 1998 by expansion in its then existing core markets or acquired Midwest and Southeast United States markets. In late 1998 PJAM opened or acquired its first restaurants in California, Oregon, Puerto Rico and Utah, where the Papa John's brand was not well established, as well as a commissary in Puerto Rico. Since June 30, 1998, PJAM opened or acquired 75 of its 86 new restaurants in these new markets. To date, PJAM's restaurants in these new markets have not achieved expected sales levels despite increased marketing and promotional efforts and have incurred significant losses and are continuing to operate at a loss. The losses in these newer markets, the reduction in PJAM's rate of new unit development and the consequent declines in PJAM's growth rates have adversely impacted the market price of PJAM's common stock.

   Faced with this environment, PJAM has attempted to increase stockholder value in a number of ways, including: (i) enhancing the management team, with the addition of experienced professionals including a new Chief Operating Officer, Lou Romanus; (ii) increasing marketing expenditures and promotional discounting; (iii) reducing restaurant development in the new markets to focus on overall operations; and (iv) implementing a stock repurchase program, pursuant to which as of December 31, 2000, PJAM had repurchased 1,624,000 Shares for a total of approximately $19 million (no additional Shares have been repurchased since September 2000).

   Because of the ineffectiveness of steps previously taken by PJAM, in February 2001, Mr. Sherman and Mr. Stephens met with several investment bankers. In February and early March 2001, PJAM's management held informal discussions with SunTrust Equitable Securities Corporation ("STES"), a nationally recognized firm experienced in the restaurant industry, to consider strategic alternatives for PJAM. During the first three weeks of March, STES evaluated PJAM's options and, on March 15, 2001, representatives of STES met with management at PJAM's headquarters in Birmingham, Alabama to discuss PJAM's operations and historical results. STES indicated that it had, at PJAM's request, considered several strategic alternatives, including a Dutch auction tender offer by PJAM, a sale to a third party and a going private transaction. Given the ineffectiveness of PJAM's stock repurchase program, STES did not believe a Dutch auction tender offer would be effective in increasing long-term stockholder value. Based on STES' review of the segment of the restaurant industry in which PJAM operates, the state of the capital markets at that time and its experience in the restaurant business generally, STES did not anticipate significant interest by a third party purchaser at a price that would be favorable to PJAM's stockholders.

   On March 22, 2001, the Investor Group met to consider a going private transaction. The Investor Group decided to present a proposal to the Board to acquire all of the common stock not owned by the Investor Group through a tender offer at a price of $8.00 per Share. On March 23, 2001 the Purchaser formally engaged STES to represent the Purchaser in connection with the proposed tender offer. Also present at this meeting was a representative of Greenebaum Doll & McDonald PLLC ("Greenebaum"), which firm was retained as legal counsel to the Purchaser and the Investor Group.

   At a meeting of the Board held on March 23, 2001, the Investor Group presented their proposal. The Board resolved to create a Special Committee consisting of Kim V. Knapp, David Lloyd and Terrance Smith, all of whom are independent directors, to consider the proposal and explore strategic alternatives for PJAM. Mr. Knapp is President and Chief Executive Officer of Perfect Delivery, Inc., a 17-unit franchisee of Papa John's International, Inc. with operations in South Carolina and North Carolina. Mr. Lloyd is Chief Financial Officer of Taco Bueno Restaurants, Inc., a privately-held Mexican restaurant chain recently acquired from CKE Restaurants, Inc. and was formerly Chief Financial Officer of Taco Cabana, Inc., then a publicly held Mexican restaurant chain acquired by Carrols Corporation in December 2000. Mr. Smith is President and Chief Executive Officer of Tumbleweed, Inc., a publicly held Southwest/Tex-Mex restaurant chain. The Board authorized the Special Committee to retain legal and financial advisors to assist in its examination of the Offer and to receive, study, negotiate and make recommendations to the Board in connection with the Offer. The Board also authorized the Special Committee to explore strategic alternatives for PJAM. The Special Committee met that day and elected Mr. Lloyd as Chairman.

   Between March 23 and March 26, 2001, four substantially similar purported class action lawsuits were filed in the Court of Chancery of the State of Delaware challenging the fairness of the proposed Offer and Merger. The lawsuits and a proposed settlement of them are discussed under "The Tender Offer--Certain Legal Matters; Required Regulatory Approvals."

   On April 5, 2001 the Special Committee, accompanied by D. Ross Davison, PJAM's Chief Financial Officer, who is not a member of the Investor Group, met at the offices of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin, Gump") in San Antonio, Texas for the primary purpose of retaining financial and legal advisors. At that time the Special Committee retained Akin, Gump to act as the Special Committee's legal advisor in connection with its review of the Offer. At this April 5, 2001 meeting, the Special Committee also interviewed four investment banking firms. Akin, Gump at that time discussed with the Special Committee its fiduciary duties in connection with the proposed Offer, the importance of retaining well-qualified financial advisors to assist the Special Committee in considering and analyzing the fairness of the Offer and factors related to the consideration of appropriate alternative strategic transactions, including the potential continuation of PJAM as a publicly-held entity without consummation of a business combination transaction.

   On April 10, 2001, after interviewing such investment banking firms, the Special Committee retained the investment banking firm of Banc of America Securities to act as its financial advisor. The Special Committee selected Banc of America Securities on the strength of its experience with going private transactions and the restaurant industry, including the franchisee segment of the industry. Neither PJAM nor the Purchaser have had any business relationships with Banc of America Securities over the last three years; however, Montgomery Securities, a predecessor organization to Banc of America Securities, was the lead underwriter of PJAM's 1996 initial public offering and 1997 secondary offering.

   PJAM publicly announced the retention of Banc of America Securities and Akin, Gump on April 11, 2001. Beginning immediately thereafter, Banc of America Securities and Akin, Gump commenced a due diligence review with respect to the operations and material agreements of PJAM.

   On April 19, 2001, representatives from Akin, Gump and Banc of America Securities visited PJAM's headquarters in Birmingham, Alabama and interviewed Mr. Stephens and Mr. Davison and reviewed PJAM's business and financial projections. Thereafter, Banc of America Securities and Akin, Gump continued their review of additional due diligence materials provided at Banc of America Securities' request and Banc of America Securities continued its analysis of the financial terms of the Offer.

   In April 2001, cheese block prices began to rise dramatically going from $1.36 on April 2 to $1.60 per pound on May 9, 2001. As of July 17, 2001, cheese was $1.67 per pound. In December 1999, Papa John's International, Inc.'s commissary entered into an arrangement with a third party formed for the purpose of reducing cheese price volatility. Under this arrangement the commissary purchases its cheese at a fixed quarterly price, based in part on historical average cheese block prices. PJAM is obligated to purchase its cheese from Papa John's International, Inc.'s commissary. Accordingly, PJAM's cheese prices increased 36% for the third quarter and PJAM expects further increases in the fourth quarter.

   On May 2, 2001, the Special Committee, accompanied by Mr. Davison, met with its financial and legal advisors in Atlanta to hold preliminary discussions regarding the Investor Group's proposal and review Banc of America Securities' preliminary analysis. The Special Committee resolved to reject the initial acquisition proposal and authorized Banc of America Securities to attempt to negotiate on the Special Committee's behalf an enhanced offer from the Purchaser. In addition, because of the Special Committee's views as to the inadequacy of the initial offer and the absence of an indication from the members of the Investor Group that they would not consider a sale of their own Shares at an unspecified higher price, the Special Committee also directed its advisors to begin preparation of executive summary materials and an accompanying confidentiality agreement, in customary form, that could be used to solicit other prospective financial and strategic acquirers of PJAM, including Papa John's International, Inc.

   On May 3, 2001, a representative from Banc of America Securities notified STES via telephone that the Special Committee had determined the $8.00 offer price to be inadequate in its view and expressed the Special Committee's willingness to begin negotiations. Negotiations by means of telephone discussions continued from May 4, 2001 through May 14, 2001.

   In early May 2001, after analyzing current sales trends and the under-performance of PJAM's April sales promotion, management realized that sales in several core and new markets would be substantially below expectations and original forecasts.

   On May 14, 2001, Banc of America Securities commenced a limited market test by contacting fourteen potential buyers, including Papa John's International, Inc.

   On May 14, 2001, the Purchaser, through its financial advisor STES, made a revised offer to purchase all of the Shares not currently owned by the Investor Group at an increased price of $8.50 per Share, in cash.

   On May 17, 2001, the Special Committee telephonically met with its financial and legal advisors and concluded that the $8.50 per Share offer was inadequate. The Special Committee authorized Banc of America Securities to reject the $8.50 offer as inadequate and to continue negotiations with STES regarding an enhanced offer.

   On May 17-18, 2001, in conversations occurring after such rejection between Richard Sherman and David Lloyd, between Mr. Sherman and Stewart Boswell of Banc of America Securities, and between Mr. Boswell and Mr. Charles Byrge of STES, representatives of the Investor Group argued to the Special Committee that the Special Committee's views on valuation did not give appropriate effect to significant declines in operating performance then being experienced by PJAM and the probable impact of such trends and increasing cheese and utility prices on future operations.

   On May 22, 2001, Mr. Davison, Mr. Stephens and representatives of STES and Banc of America Securities met in Birmingham to discuss revised financial projections for PJAM. Mr. Stephens and Mr. Davison had revised prior projections to take into account the substantially increased cheese costs, a significant component of PJAM's food costs, and declining unit performance in certain historically strong core markets as well as continuing poor performance in most of PJAM's newer markets. The parties agreed that the revised projections more accurately reflected PJAM's current prospects than the projections prepared in early April. At that time, the Purchaser reiterated its $8.50 per Share offer despite the less favorable projections and disappointing recent operating trends. The Purchaser also requested that the Special Committee approve (i) a break-up fee of $1.5 million that would become payable to the Purchaser by PJAM if, after signing the Merger Agreement, PJAM received a superior unsolicited bid that the Board or the Special Committee determined, consistent with their fiduciary duties, ought to be recommended to PJAM's stockholders in preference to the transactions contemplated by the Merger Agreement and (ii) a reimbursement of out-of-pocket expenses of the Purchaser, not to exceed $1 million, if PJAM or the Purchaser terminated the Merger Agreement for certain other reasons.

   On May 23, 2001, the Special Committee met telephonically with Banc of America Securities and Akin, Gump and again rejected the $8.50 per Share offer and authorized Banc of America Securities to continue negotiations. The Special Committee also discussed with Banc of America Securities and Mr. Davison the revised projections and recent business developments and trends accounting for the revisions and directed Banc of America Securities to review its previous analysis in light of such revised projections and recent business developments and trends and report to the Special Committee any modified or additional analytical views resulting therefrom. Negotiations continued for the next month by means of telephonic discussions.

   On May 29, 2001, Greenebaum delivered a draft Merger Agreement to Akin, Gump. Over the next month Greenebaum and Akin, Gump conducted negotiations concerning the terms of the Merger Agreement by means of telephonic discussions and exchanges of written proposals for revision.

   On May 30, 2001, Banc of America Securities concluded its limited market test that had been conducted in an effort to identify other prospective acquirers of PJAM. None of the parties contacted by Banc of America Securities expressed interest in submitting an offer and at no time since the publicly announced appointment of the Special Committee and of Banc of America Securities to serve as its financial advisor have either the Special Committee or Banc of America Securities received any unsolicited communication from a third party presenting an offer to acquire PJAM or engage in another strategic alternative. Of the fourteen prospective acquirers contacted by Banc of America Securities on behalf of the Special Committee, six persons requested and received a confidentiality agreement from Banc of America Securities and three such persons executed the confidentiality agreement and received executive summary materials regarding PJAM. None of the parties receiving summary materials indicated any interest in conducting additional due diligence or negotiations and none of them tendered any proposal to acquire PJAM or its stock or otherwise engage in an alternative strategic transaction.

   In mid-June 2001, Mr. Byrge and his associates who were working on this transaction, left STES and joined First Tennessee Securities Corporation ("First Tennessee Securities"). Because of the close working relationship the Investor Group had developed with Mr. Byrge and his team, the Investor Group and STES mutually agreed to terminate their relationship and the Investor Group formally engaged First Tennessee Securities.

   On June 13, 2001, Akin, Gump and PJAM's Delaware counsel, Young Conaway Stargatt & Taylor ("Young Conaway") initiated discussions concerning valuation issues with plaintiffs' counsel in the pending Delaware litigation.

   On June 18, 2001, the Investor Group met in Louisville, Kentucky with its legal and financial advisors to discuss status and timing issues and to consider Purchaser's raising the proposed offer price for the Shares. The Investor Group agreed to authorize its representatives to increase the offer price per Share to $8.75, provided that the shareholder litigation could be settled on satisfactory terms.

   On June 21, 2001, counsel for the plaintiffs, investment bankers engaged by plaintiffs' counsel, David Lloyd, Chairman of the Special Committee, and representatives of Akin, Gump, Young Conaway and Banc of America Securities met via teleconference to discuss a potential settlement. On June 22, 2001, counsel for the plaintiffs, investment bankers engaged by plaintiffs' counsel, and representatives of Greenebaum and First Tennessee Securities met via teleconference. The plaintiffs' counsel, based upon the advice of their investment bankers, reached a tentative agreement with the counsel to PJAM and the defendant directors that a price of $8.75 per Share would, if offered by the Purchaser, be fair to PJAM's stockholders. The parties continued to negotiate over the next few weeks regarding the terms of a definitive memorandum of understanding.

   On June 22, 2001, Mr. Stephens made a revised written offer, on behalf of the Purchaser, to purchase all of the Shares not currently owned by the Investor Group, at an increased price of $8.75 per Share and agreed to abandon its request for a break-up fee.

   On June 27, 2001, the Special Committee, with all its members participating, met via teleconference with Akin, Gump and Banc of America Securities. Banc of America Securities made a presentation and delivered its written opinion to the Special Committee that, as of the date of the opinion and subject to the various assumptions and limitations set forth in the opinion, the Offer Price to be received by the holders of Shares, other than the Purchaser and the Investor Group, pursuant to the proposed transaction was fair from a financial point of view to those holders. The full text of the opinion is attached as Annex A to the Recommendation Statement furnished to stockholders with this Offer to Purchase and as Exhibit (c)(1) to the Schedule TO filed with the Commission. Akin, Gump then reviewed the material terms of the Merger Agreement for the Special Committee, discussed the directors' fiduciary duties in connection with the proposed Offer, and reviewed with the Special Committee the process by which it had obtained such improved Offer, including the investigation of strategic alternatives. Following the presentations by Banc of America Securities and Akin, Gump, and upon conclusion of its deliberations, the Special Committee unanimously determined to recommend that the Board (i) determine that each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement is advisable, fair to, and in the best interests of, PJAM and its stockholders (other than the Purchaser and the members of the Investor Group); (ii) approve the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby; and (iii) recommend that the stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, approve and adopt the Merger Agreement and the Merger.

   On June 28, 2001, representatives of Akin, Gump and Greenebaum met via teleconference to finalize terms of the Merger Agreement, including adding as a condition to the Offer, at the request of the Special Committee, that the Purchaser be prohibited from accepting any tendered Shares, without the approval of the Special Committee, unless a majority of the Shares not owned by the Purchaser or the Investor Group were tendered in the Offer. The Agreement was also modified to reflect the Investor Group's requirement that the Offer be subject to the consummation of financing sufficient to pay for the Shares tendered in the Offer and acquired in the Merger, such as that provided for by the Bank One financing commitment letter (subject to the conditions thereof).

   Later that day, prior to the meeting of PJAM's Board of Directors, the Special Committee met via telephone with its counsel and Banc of America Securities to discuss the revisions to the draft Merger Agreement. Banc of America Securities confirmed that the financing condition would not affect its fairness opinion since a bank commitment letter with customary terms had been obtained. The Special Committee confirmed its approval of the Merger Agreement, as modified, and the transactions contemplated thereby.

   A meeting of PJAM's Board of Directors was then convened via teleconference on the evening of June 28, 2001. Messrs. Hart and Fleishman were traveling and unable to attend, but all other directors, representing a quorum, participated. Also participating were representatives of Akin, Gump, Greenebaum and First Tennessee Securities. At the meeting, the Special Committee, through its counsel Akin, Gump, advised the Board of the results of the Special Committee's process and deliberations and of its recommendations to the Board of Directors with respect to the Offer, the Merger and the Merger Agreement. Patrick Ryan of Akin, Gump reviewed with the Board the material terms of the Merger Agreement, the opinion as to fairness from a financial point of view of Banc of America Securities, the principal analytical determinations which had supported such fairness opinion, and the principal business and procedural considerations which had supported the Special Committee's recommendations. Mr. Ryan noted that Banc of America Securities had conducted a market check, described the material aspects of such process, and indicated that no party other than the Investor Group had expressed any interest in acquiring PJAM. The Board then reviewed and discussed such recommendations and report and then proceeded to take appropriate action with respect thereto. With Messrs. Sherman, Stephens, Langford, and Keener abstaining from voting because of their interest in the transaction, the Board, by unanimous decision of those directors participating: (i) determined that each of the Offer, the Merger and the Merger Agreement is advisable, fair to and in the best interests of PJAM and its stockholders (other than the Purchaser and the members of the Investor Group); (ii) approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby; and
(iii) recommended that PJAM's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if applicable, approve and adopt the Merger Agreement and the Merger. The Board also approved the transactions for purposes of Section 203 of the DGCL.

   On the morning of June 29, 2001, before the opening of the market, PJAM announced in a press release that PJAM and the Purchaser had executed the Merger Agreement providing for the Offer and the acquisition of all Shares not owned by the Purchaser or the Investor Group at a price of $8.75 in cash per Share.

   On July 19, 2001 the plaintiffs, PJAM and the defendant directors entered into a Memorandum of Understanding. See "The Tender Offer--Certain Legal Matters; Required Regulatory Approvals."

Recommendation of the Special Committee and the Board; Fairness of the Offer and the Merger

 Recommendation of the Special Committee and the Board

   At a meeting held on June 27, 2001, the Special Committee unanimously determined that the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of, PJAM and its stockholders (other than the Purchaser and the members of the Investor Group), and unanimously determined to recommend that the Board (i) determine that each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement is advisable, fair to, and in the best interests of, PJAM and its stockholders (other than the Purchaser and the members of the Investor Group); (ii) approve the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby; and (iii) recommend that the stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, approve and adopt the Merger Agreement and the Merger.

   At a meeting held on June 28, 2001, the Board, by unanimous decision of those directors participating and based upon the recommendation of the Special Committee, (i) determined that each of the Offer, the Merger and the Merger Agreement is advisable, fair to and in the best interests of PJAM and its stockholders (other than the Purchaser and the members of the Investor Group);
(ii) approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby; and (iii) resolved to recommend that the stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, approve and adopt the Merger Agreement and the Merger.

 Fairness of the Offer and the Merger

  The Special Committee's Considerations.

   In evaluating the Merger Agreement, the Offer and the Merger, the Special Committee relied upon its knowledge of the business, financial condition and the prospects of PJAM as well the advice of its financial and legal advisors. In view of the wide variety of factors considered in connection with the evaluation of the Offer and the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations. The discussion herein of the information and factors considered and given weight by the Special Committee is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee. In determining that the Special Committee would recommend the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, to the Board, the Special Committee considered the following factors which in the view of the Special Committee, supported such determination:

   Market Price and Premium. The Special Committee considered the historical market and recent trading activity of the Shares, including the fact that the $8.75 per Share cash consideration represents a 32.1% premium over the $6.625 per Share closing price on March 22, 2001, the last full trading day before the public announcement of Purchaser's preliminary nonbinding proposal to acquire all the Shares, a 41.7% premium over the average stock price for the three months preceding March 22, 2001 and a 28.5% premium over the average stock price for the six months preceding March 22, 2001. The Special Committee noted that the Offer Price represented a 35.8% discount to the 52-week high closing stock price on July 17, 2000, but believed based on PJAM's recent operational trends and projections that a return to such higher stock price is not foreseeable in the near future.

   Board of Directors' Arm's-Length Negotiations. The Special Committee considered the fact that the Merger Agreement and the transactions contemplated thereby were the product of arm's-length negotiations between the Purchaser and the Special Committee, composed exclusively of members of the Board of Directors who were not PJAM employees and who were not affiliated with the Investor Group, and their respective legal and financial advisors, and that the Special Committee was expressly authorized to investigate other strategic alternatives.

   Offer Price and Merger Consideration. The Special Committee concluded, based on its negotiations with the Purchaser and the Investor Group, that a price higher than $8.75 per Share could not likely be obtained.

   Relationship with Investor Group and Franchisor; Strategic
Alternatives. The Special Committee considered the Investor Group's ownership of approximately 40% of the outstanding Shares and the effects of such ownership on the alternatives available to PJAM. The Special Committee recognized that the level of equity ownership of the Investor Group and PJAM's status as a franchisee of Papa John's International, Inc. whose expansion and development rights are subject to the terms of its franchise development agreement would probably result in more limited interest on the part of prospective acquirers in an alternative transaction than would be the case with a restaurant company that owned its own concept and retained a greater degree of flexibility with respect to its future growth potential and that was not controlled by a 40% aggregate equity interest interested in itself acquiring PJAM. None of the 14 prospective acquirers contacted by Banc of America Securities on the Special Committee's behalf expressly attributed its lack of interest in exploring or proposing an alternative transaction to these concerns, but Banc of America Securities was not asked to, and did not, survey the entities it contacted that declined to make an offer as to their reasons for declining and the entities did not offer clear and specific reasons for declining. The Special Committee believes, however, these factors limited, and would continue to limit, the attractiveness of PJAM to prospective acquirers.

   Decline in Operating Performance. The Special Committee considered the declining sales performance of PJAM's restaurant units in certain historically strong and mature markets, the continuing weakness of PJAM's units in most of its newer markets, and the prospective impact of substantial increases in cheese prices and utility costs in addition to these recent operational trends upon PJAM's future prospects. These factors and the possibility of a decline in the market price of the Shares to pre-announcement levels or lower significantly impacted the Special Committee's views on the inadvisability of rejecting the Offer and continuing PJAM's business as a publicly traded company.

   Possible Decline in Market Price of Shares. The Special Committee considered the possibility that if a transaction with the Purchaser is not consummated and PJAM remained a publicly-owned corporation, the price that might be received by the holders of the Shares in the open market or in a future transaction might be less than the price per Share to be received by PJAM's stockholders in connection with the Offer and the Merger.

   Opinion of the Special Committee's Financial Advisor. The Special Committee considered the written opinion of Banc of America Securities to the Special Committee that as of its date and based upon and subject to the various assumptions and limitations described in the opinion, the Offer Price to be received by the holders of Shares, other than the Purchaser and the Investor Group, pursuant to the proposed transaction was fair from a financial point of view to those holders.

   Presentation of the Special Committee's Financial Advisor. The Special Committee considered the various financial information, valuation analyses and other factors set forth in the written presentation delivered to the Special Committee at the meeting of the Special Committee on June 27, 2001, including those described below in "Opinion of the Special Committee's Financial Advisor."

   Transaction Structure. The Special Committee evaluated the benefits of the transaction being structured as an immediate cash tender offer for all of the outstanding Shares, thereby enabling PJAM's stockholders the opportunity to obtain cash for all of their Shares at the earliest possible time and the fact that the per Share cash consideration to be paid in the Offer and the Merger is the same.

   Minimum Condition. The Special Committee considered the fact that the Offer was conditioned upon a majority of the outstanding Shares not owned by the Purchaser or the Investor Group being validly tendered and not withdrawn prior to the expiration of the Offer and that such condition could not be waived by the Purchaser without the prior written consent of the Special Committee. See "Tender Offer--Section 11. Conditions of the Offer."

   Financing. The Special Committee considered that, although financing is a condition of the Purchaser's obligation to complete the Offer and Merger, the Purchaser has obtained a financing commitment for up to $25 million to complete the Offer and the Merger, subject to customary conditions.

   Terms of the Merger Agreement. The Special Committee evaluated the terms of the Merger Agreement, including the circumstances under which the Special Committee and the Board of Directors may withdraw its recommendation of the Merger and the Offer and may terminate the Merger Agreement, the parties' representations, warranties and covenants and the conditions to their respective obligations. The Special Committee also considered the absence of any break-up fee, other than reimbursement of reasonable out-of-pocket expenses of up to $1.0 million if the Merger Agreement is terminated prior to the Effective Time.

   Availability of Dissenters' Rights. The Special Committee considered the fact that dissenters' appraisal rights will be available under Delaware law with respect to the Merger.

  The Board of Directors' Considerations.

   In reaching its determinations referred to above, the Board considered the following factors, each of which, in the view of the Board, supported such determinations: (i) the conclusions and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee; and (iii) the fact that the Offer Price and terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and the Purchaser.

   The members of the Board, including the members of the Special Committee, but excluding directors who are members of the Investor Group, evaluated the Offer and Merger in light of their knowledge of the business, financial condition and prospects of PJAM, and based upon the advice of legal and financial advisors.

   The Board, including the members of the Special Committee, believes that consideration of the Offer and the Merger was procedurally fair because, among other things: (i) the Special Committee consisted of independent directors appointed by the Board to represent solely the interests of PJAM's stockholders (other than the Purchaser and the members of the Investor Group) and a special committee is a mechanism well recognized under law to ensure fairness in transactions of this type; (ii) the Special Committee retained and was advised by an independent financial advisor, Banc of America Securities, in evaluating the proposed transaction and independent legal counsel, Akin, Gump; (iii) the Special Committee engaged in careful deliberations pursuant to which the Special Committee evaluated the Offer and the Merger; and (iv) the Special Committee was authorized to and did explore other strategic alternatives for PJAM.

   The Special Committee and the Board recognized that, while the consummation of the Offer and the Merger will result in all stockholders (other than the Purchaser and the members of the Investor Group) being entitled to receive $8.75 per Share in cash, it will eliminate the opportunity for current stockholders to participate in the benefit of increases, if any, in the value of PJAM's business following the Merger. Nonetheless, the Special Committee and the Board concluded that a speculative future return did not justify foregoing the immediate cash premium represented by the $8.75 per Share Offer Price.

   Neither the Special Committee nor the Board considered the liquidation value of PJAM's assets and neither considered liquidation to be a viable course of action. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer and the Merger.

   In view of the wide variety of factors considered in connection with their evaluation of the Offer and the Merger, neither the Special Committee nor the Board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their decisions.

   The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Board.

Opinion of the Special Committee's Financial Advisor

   On April 10, 2001, the Special Committee retained Banc of America Securities to act as its financial advisor in connection with a proposed transaction involving acquisition by the Investor Group (or an affiliated entity) of the Shares not already owned by them. Banc of America Securities is a nationally recognized investment banking firm. Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities' experience and expertise in transactions similar to the Offer and the Merger, its reputation in the restaurant industry, including the franchisee segment of the industry, and in the investment community.

   Banc of America Securities delivered its written opinion dated as of June 27, 2001 to the Special Committee that, as of that date and based upon and subject to the assumptions and limitations described in the opinion, the Offer Price to be received by the holders of Shares, other than Purchaser and the Investor Group, pursuant to the proposed transaction was fair from a financial point of view to those holders. The Special Committee did not limit the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

   The full text of Banc of America Securities' written opinion to the Special Committee, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex A to the Recommendation Statement which is being furnished to stockholders concurrently with this Offer to Purchase and as Exhibit (c)(1) to the Schedule TO which was filed with the Commission by Purchaser in connection with the Offer, and is incorporated in its entirety in this document. You should read this opinion carefully and in its entirety in connection with this Offer to Purchase. However, we have also included the following summary of Banc of America Securities' opinion, which is qualified in its entirety by reference to the full text of the opinion.

   Banc of America Securities' opinion is directed to the Special Committee. It does not constitute a recommendation to you as to whether or not you should tender your Shares pursuant to the Offer. The opinion addresses only the financial fairness of the consideration to be received by the holders of the Shares, other than Purchaser and the Investor Group. The opinion does not address the relative merits of the Offer or the Merger or any alternatives to the Offer or the Merger, the underlying decision of the Special Committee to recommend or of PJAM's Board of Directors to approve or proceed with or effect the Offer or the Merger, or any other aspect of the Offer or the Merger.

   Banc of America Securities:

  . reviewed publicly available financial statements and other business and financial information of PJAM;

  . reviewed internal financial statements and other financial and operating data concerning PJAM prepared by its management;

  . analyzed financial forecasts relating to PJAM prepared by its management;

  . discussed the past and current operations, financial condition and prospects of PJAM with senior executives of PJAM;

  .  reviewed the reported prices and trading activity for PJAM common stock;

  . compared the financial performance of PJAM and the prices and trading activity of PJAM common stock with other publicly traded companies Banc of America Securities deemed relevant;

  . compared financial terms of the Offer to financial terms, to the extent publicly available, of other transactions Banc of America Securities deemed relevant;

  . participated in discussions and negotiations among representatives of PJAM, Purchaser and the Investor Group and their financial and legal advisors;

  . reviewed the June 22, 2001 draft of the Merger Agreement (referred to as the "draft Merger Agreement") and related documents;

  . at the request of the Special Committee, spoke with a number of potential purchasers concerning their interest in PJAM and their preliminary range of possible purchase prices; and

  . performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

   Banc of America Securities reviewed the draft Merger Agreement in its preparation of its opinion. While PJAM, Purchaser and the Investor Group had the opportunity to agree to materially add, delete or alter material terms of the Merger Agreement before its execution, the final Merger Agreement was substantially similar to the draft Merger Agreement.

   Banc of America Securities did not assume any responsibility to independently verify the information listed above. Instead, with the consent of the Special Committee, in conducting its review and arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. Banc of America Securities also made the following assumptions with the consent of the Special Committee:

  . regarding the financial forecasts that management of PJAM provided to Banc of America Securities, on the advice of management, that the forecasts were reasonably prepared on bases reflecting management's best currently available estimates and good faith judgments of management as to the future financial performance of PJAM;

  . that the Offer and the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations; and

  . that the Offer and the Merger will be consummated in accordance with the terms described in the draft Merger Agreement, and without waiver by PJAM of any of the conditions to its obligations that are contained in the Merger Agreement, and that the Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by Banc of America Securities.

   PJAM does not publicly disclose internal management forecasts of the type provided to Banc of America Securities by the management of PJAM in connection with Banc of America Securities' review of the proposed transaction. The forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in the forecasts. Banc of America Securities has assumed no liability for the forecasts.

   In addition, for purposes of its opinion, Banc of America Securities:

  . relied on advice of counsel and independent accountants to PJAM as to all legal and financial reporting matters with respect to PJAM, the Offer and the Merger and the draft Merger Agreement; and

  . did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities, contingent or otherwise, of PJAM, and did not receive any appraisals.

   No opinion was expressed by Banc of America Securities as to whether any alternative transaction might produce consideration for the holders of Shares in an amount in excess of that contemplated in the Offer.

   As is customary in the rendering of fairness opinions, Banc of America Securities' opinion was based on economic, monetary and market and other conditions in effect on, and the information made available to it as of, the date of the opinion. Accordingly, it was understood that although subsequent developments may affect its opinion, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion. No opinion was rendered by Banc of America Securities with respect to any shares of PJAM common stock held by the Purchaser, any member of the Investor Group or any affiliate of the Purchaser or any member of the Investor Group.

   The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to the Special Committee. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to understand more fully the financial analyses performed by Banc of America Securities, you should read the tables together with the rest of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

   Comparable Company Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of (a) aggregate value to each of (i) revenues, (ii) earnings before interest and taxes, referred to as EBIT, and (iii) earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and (b) stock price to earnings per share, in each case for the latest twelve months, for nine companies in the restaurant industry, including the franchisee segment of the industry, that Banc of America Securities deemed to be comparable to PJAM.

   The selected companies included:

  Papa John's International, Inc.
  Pizza Inn, Inc.
  NPC International, Inc.*
  Frisch's Restaurants, Inc.
  Garden Fresh Restaurant Corp.
  Main Street and Main, Inc.
  Piccadilly Cafeterias, Inc.
  Quality Dining, Inc.
  Steak n' Shake Co.
--------
* Due to an announced management buyout transaction, certain multiples of this company were excluded from the summary statistics.

   Banc of America Securities defined aggregate value to mean:

  . equity value (defined as the product of the number of shares of common stock outstanding for a company multiplied by its stock price, assuming exercisable options are exercised and proceeds from the exercise are used to repurchase common stock at the market price), plus

  .  total debt, plus

  .  minority interest and preferred stock, less

  .  cash and cash equivalents.

   The following table sets forth multiples indicated by this analysis for these nine companies:

                                                      Range of
   Aggregate Value to:                                Multiples   Median Average
   -------------------                              ------------- ------ -------
   Latest twelve months revenues...................  .15x to .85x 0.54x   0.52x
   Latest twelve months EBIT....................... 5.6x to 13.2x  8.1x    8.4x
   Latest twelve months EBITDA.....................  2.8x to 6.3x  5.1x    4.7x

                                                     Range of
           Stock Price* as a Multiple of:            Multiples   Median Average
           ------------------------------          ------------- ------ -------
   Latest twelve months earnings per share........ 6.2x to 12.5x 11.4x   10.5x

--------
*Stock price based on closing prices on June 25, 2001.

   The comparable company analysis compared PJAM to the nine companies selected in the restaurant industry, including the franchisee segment of the industry, on the basis that the companies selected were the most relevant. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry. There are few purely comparable public companies because most of PJAM's competitors operate a materially different concept or are privately held. The selected comparable publicly traded companies differ in size, profitability and growth outlook and thus provide imprecise valuation indications. In addition, market-based valuation relies on public information and thus may not reflect undisclosed company-specific opportunities or capabilities.

   Comparable Transactions Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of (a) aggregate value to each of (i) revenues, (ii) EBIT, and (iii) EBITDA, and (b) stock price to earnings per share, in each case for the latest twelve months, for the acquired company implied in ten acquisitions of companies in the restaurant industry, including the franchisee segment of the industry, that have been announced within the prior two year period. The valuation analysis reflects historical prices paid for similar companies. The ten acquisitions are as follows:

Announcement Date                       Acquiror                        Target
-----------------                       --------                        ------
 5/10/01................  Management                           NPC International, Inc.*
 4/15/01................  Management                           UNO Restaurant Corp.
 2/15/01................  Investor Group                       Vicorp Restaurants, Inc.
 9/26/00................  Laundry's Seafood Restaurants, Inc.  Rainforest Cafe
 10/16/00...............  Carrols Corporation                  Taco Cabana, Inc.
 6/5/00.................  Caxton-Iseman Capital, Inc           Buffets, Inc.
 3/1/00.................  Acapulco Acquisition Corp.           El Torito
 2/10/00................  Capricorn Investors III L.P.         TCBY Enterprises, Inc.
 11/1/99................  American Securities Capital Partners El Pollo Loco
 6/1/99.................  SR Acquisition Corp.                 Scott's Restaurants, Inc.

--------
* Due to an announced management buyout transaction, certain multiples of this company were excluded from the summary statistics.

   The following table sets forth the multiples indicated by this analysis for these ten acquisitions:

                                                      Range of
   Aggregate Value to:                                Multiples   Median Average
   -------------------                              ------------- ------ -------
   Latest twelve months revenues...................  0.2x to 1.4x  0.6x    0.7x
   Latest twelve months EBIT.......................  6.7x to 9.4x  8.3x    8.0x
   Latest twelve months EBITDA.....................  2.2x to 6.0x  5.1x    4.5x

                                                      Range of
   Stock Price* As a Multiple of:                     Multiples   Median Average
   ------------------------------                   ------------- ------ -------
   Latest twelve months earnings per share......... 8.2x to 14.1x 11.8x   11.9x

--------
*Stock price based on closing prices on June 25, 2001.

   The comparable transaction analysis compared the proposed transaction to the ten acquisitions for the prior two year period of companies in the restaurant industry, including the franchisee segment of the industry, on the basis that the transactions selected were the most relevant. Consequently, Banc of America Securities did not include every transaction that could be deemed to have occurred in the relevant industries.

   No company or transaction used in the comparable company or comparable transactions analyses is identical to PJAM or the Offer and the Merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which PJAM and the proposed transaction were compared.

   Discounted Cash Flow Analysis. Banc of America Securities used financial cash flow forecasts for PJAM for the fiscal years ending December 31, 2001 through 2006, as estimated by the management of PJAM, to perform discounted cash flow analysis. In conducting this analysis, Banc of America Securities first calculated the present values of the forecasted cash flows. Second, Banc of America Securities estimated the terminal value of PJAM at the end of 2006 by applying multiples to PJAM's estimated 2006 EBITDA, which multiples ranged from 4.0x to 5.0x. Banc of America Securities then discounted the cash flows and terminal values to present values using discount rates ranging from 14% to 16%. Banc of America Securities selected the range of discount rates to reflect the estimated weighted average cost of capital for PJAM. The weighted average cost of capital weights the cost of debt and equity by the proportion of each type of capital employed by PJAM. Banc of America Securities used the June 25, 2001 10-year treasury note for a risk free rate, a selected equity risk premium, the average of the comparable companies' predicted betas derived from a selected equity model and PJAM's targeted capital structure to calculate PJAM's cost of capital.

   This analysis indicated a range of aggregate value for PJAM, expressed as multiples of EBITDA, as follows:

                   Multiple of Aggregate Value to LTM EBITDA

                                  Terminal         Terminal         Terminal
                              Multiple of 4.0x Multiple of 4.5x Multiple of 5.0x
                              Projected Fiscal Projected Fiscal Projected Fiscal
         Discount Rate        Year 2006 EBITDA Year 2006 EBITDA Year 2006 EBITDA
         -------------        ---------------- ---------------- ----------------
   14%.......................       4.6x             4.9x             5.3x
   15%.......................       4.4x             4.7x             5.0x
   16%.......................       4.2x             4.5x             4.8x

   Leveraged Buyout Analysis. Banc of America Securities calculated the range of hypothetical purchase prices achievable by a third-party financial buyer in a leveraged buyout transaction. Banc of America Securities estimated the implied equity value of PJAM at the end of 2006 by applying multiples to PJAM's estimated 2006 EBITDA, which multiples ranged from 4.0x to 5.0x. Then, Banc of America Securities calculated the implied price per share of PJAM common stock by applying rate of return requirements of 25%, 30% and 35%. Banc of America Securities assumed a maximum debt of $25.8 million, which is 2.75x the latest twelve months EBITDA.

   This analysis indicated a range of aggregate value for PJAM, expressed as multiples of estimated EBITDA, as follows:

                   Multiple of Aggregate Value to LTM EBITDA

                             Multiple of 4.0x Multiple of 4.5x Multiple of 5.0x
                             Projected Fiscal Projected Fiscal Projected Fiscal
    Required Rate of Return  Year 2006 EBITDA Year 2006 EBITDA Year 2006 EBITDA
    -----------------------  ---------------- ---------------- ----------------
   25%......................       4.2x             4.4x             4.6x
   30%......................       3.9x             4.0x             4.2x
   35%......................       3.6x             3.7x             3.9x

   Leveraged buyout analyses are unique to specific points in time because they are subject to constantly changing financial market environments. The outcome of a leveraged buyout analysis may vary widely at various points in time as investors and lenders react to exogenous and endogenous factors impacting the markets.

   Premiums Paid Analysis. Banc of America Securities reviewed the consideration paid or offered in 546 acquisition transactions with aggregate values between $25 million and $100 million announced between 1998 and 2001 involving U.S. companies. Banc of America Securities also reviewed the consideration paid for 445 cash-only transactions with aggregate values between $25 million and $100 million announced between 1998 and 2001. Banc of America Securities calculated the premiums paid or offered relative to the stock prices of the acquired companies one day and one month before the announcement of the acquisition offer.

   This analysis indicated the following average and median premiums:

                                                Premium One Day    Premium One
                                                     Before        Month Before
                                                  Announcement     Announcement
                                                ----------------  --------------
                                                Average  Median   Average Median
                                                -------- -------  ------- ------
   Selected Transactions.......................    28.4%   20.0%   34.2%  23.3%
   Selected Cash-Only Transactions.............    24.4%   18.5%   29.8%  21.8%

   Banc of America Securities noted that the per share value of the stock consideration to be received by PJAM stockholders in connection with the proposed transaction implied a premium of 32.1% over PJAM's closing stock price on March 22, 2001. The premium implied by the proposed transaction over PJAM's closing stock price one month prior to that date was 34.6%.

   The premiums paid analysis considers historical control premiums for similar transactions and applies them to the current market valuation of the company. The analysis does not adequately account for PJAM's individual dynamics or future performance, which are reflected only in PJAM's current stock price. The premiums paid analysis applies a broad range of transactions and does not focus on purely comparable companies.

   Banc of America Securities calculated the enterprise value as a multiple of latest twelve months revenues, EBIT and EBITDA at per share prices of common stock ranging from $8.00 per share to $9.25 per share in increments of $.25 using revenues, EBIT and EBITDA from PJAM's April 1, 2001 Form 10-Q.

                         Multiple  Multiple  Multiple  Multiple  Multiple  Multiple
                         at $8.00  at $8.25  at $8.50  at $8.75  at $9.00  at $9.25
                         Per Share Per Share Per Share Per Share Per Share Per Share
                         --------- --------- --------- --------- --------- ---------
Latest twelve months
 revenues...............   0.30x     0.31x     0.32x     0.33x     0.34x     0.35x
Latest twelve months
 EBIT...................    6.7x      6.9x      7.1x      7.4x      7.6x      7.8x
Latest twelve months
 EBITDA.................    3.7x      3.8x      3.9x      4.0x      4.2x      4.3x
Enterprise value........   $34.7     $35.8     $36.9     $38.0     $39.1     $40.2

   Banc of America Securities also calculated the PJAM value per share of common stock as a multiple of latest twelve months earnings per share at per share prices of common stock ranging from $8.00 per share to $9.25 per share in increments of $.25 using earnings per share from PJAM's April 1, 2001 Form 10-Q.

                    Multiple  Multiple  Multiple  Multiple  Multiple  Multiple
                    at $8.00  at $8.25  at $8.50  at $8.75  at $9.00  at $9.25
                    Per Share Per Share Per Share Per Share Per Share Per Share
                    --------- --------- --------- --------- --------- ---------
Earnings per
 Share.............   12.2x     12.6x     13.0x     13.4x     13.8x     14.1x

   Historical Stock Price Analysis. Banc of America Securities reviewed the performance of the per share market price and trading volume of PJAM common stock for the period between June 23, 2000 through June 25, 2001. The analysis indicated that the closing market price per share for PJAM common stock during this period ranged from $5.25 to $13.19.

   As noted above, the discussion above is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, as a result, a fairness opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes, and has advised the Special Committee, that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Special Committee and in its written opinion. Banc of America Securities did not assign any specific weight to any of the analyses or factors described above, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of PJAM.

   In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PJAM and the Purchaser. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the consideration to be received by the holders of the Shares, other than Purchaser and the Investor Group, in the Offer and were provided to the Special Committee in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and none of the PJAM, Banc of America Securities or any other person assumes responsibility if future results are materially different from those projected.

   As described above, Banc of America Securities' opinion and presentation to the Special Committee were among the many factors taken into consideration by the Special Committee in its decision to recommend and by PJAM's Board of Directors in making its determination to approve, and to recommend that PJAM's stockholders accept and approve, the Offer and the Merger.

   PJAM agreed to pay Banc of America Securities a fee of $50,000 at the time the engagement letter was executed. In addition, PJAM agreed to pay Banc of America Securities a fee of $250,000 at the time Banc of America Securities delivered its opinion and a fee contingent on the completion of a transaction. The amount of the transaction fee will be determined at the time a transaction is completed and will be based on the consideration paid in the transaction. As of the date of this Offer to Purchase, based on the Offer Price, the transaction fee was estimated to be approximately $200,000. The PJAM Board of Directors was aware of this fee structure and took it into account in considering Banc of America Securities' fairness opinion and in approving the Offer and the Merger. The engagement letter calls for PJAM to reimburse Banc of America Securities for all reasonable out-of-pocket expenses, including reasonable fees and disbursements of Banc of America Securities' counsel, not to exceed $50,000 without the prior consent of PJAM. PJAM has agreed to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against particular liabilities, including liabilities under the federal securities laws.

   In the past Banc of America Securities or its affiliates have provided financial advisory and financing services to PJAM and have received and may continue to receive fees for rendering of such services. In the ordinary course of their businesses, Banc of America Securities and its affiliates are engaged in a broad range of securities activities and financial services, and may actively trade or otherwise effect transactions in the debt and equity securities of PJAM for their own account and for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in those securities. Montgomery Securities, a predecessor firm of Banc of America Securities, also acted as underwriter in connection with public offerings of PJAM's securities in 1996 and 1997.

Position of the Purchaser Regarding Fairness of the Offer and the Merger

   The Purchaser believes that the consideration to be received by PJAM's stockholders (other than the Purchaser and the members of the Investor Group) pursuant to the Offer and the Merger is fair to and in the best interests of PJAM's stockholders (other than the Purchaser and the members of the Investor Group) and that the process followed by PJAM was procedurally fair. The Purchaser bases its belief on the following factors:

   (i) the deteriorating historical and projected financial performance of PJAM and its inability to sustain an acceptable growth rate for the public market;

   (ii) the relationship of the Offer Price and Merger Consideration to the historical and projected market prices for the Shares. The Offer Price of $8.75 per Share represents a 32% premium over the closing price on March 22, 2001, the day before the public announcement of Purchaser's preliminary non-binding proposal to acquire all the Shares, and a 42% premium over the closing average for the 90 days preceding March 22, 2001;

   (iii) highly competitive conditions in the restaurant industry, making significant growth from same unit sales very difficult to achieve;

   (iv) rising cheese prices, as well as increasing utility and labor costs in certain of the markets in which PJAM operates;

   (v) the fact that the Special Committee has received the written opinion of Banc of America Securities, delivered to the Special Committee as its financial advisor, that as of its date and based upon and subject to the various assumptions and limitations described in the opinion, the Offer Price to be received by the holders of Shares, other than Purchaser and the Investor Group, pursuant to the proposed transaction was fair from a financial point of view to those holders, although the Purchaser acknowledges that the opinion was directed to the Special Committee and that it is not to be relied upon by the Purchaser.

   (vi) the fact that the Merger Agreement was the result of arm's length, good faith negotiations between the Special Committee and the Purchaser and their respective legal and financial advisors;

   (vii) the fact that the Offer and Merger will each provide consideration to the stockholders entirely in cash;

   (viii) the availability of appraisal rights to the holders of Shares under the DGCL in connection with the Merger;

   (ix) the fact that the Purchaser may not accept, without the approval of the Special Committee, any Shares tendered, unless a majority of the outstanding Shares not owned by the Purchaser or the Investor Group are validly tendered and not withdrawn in the Offer;

   (x) the ability of the Special Committee to consider other strategic alternatives for PJAM and the absence of any viable alternatives emerging from the time the proposed tender offer was announced in March 2001 through the present; and

   (xi) the unanimous recommendation and approval of the Special Committee and the approval of the Board of Directors by unanimous approval of the directors participating.

   There have been no other offers by third parties to acquire PJAM within the last two years with which to compare this Offer. The Purchaser did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusions as to fairness. The Purchaser was of the view that the best measure of PJAM's value would be based on the continued operation of PJAM as a going concern. Therefore, the Purchaser believed that neither the book value (which was $6.74 as of April 1, 2001) nor the liquidation value of PJAM was a meaningful measure of the fair value of the Shares and no appraisal of liquidation value was sought for purposes of valuing the Shares. While a valuation has not been performed, the Purchaser believes that liquidation value is, and knows the book value to be, substantially below the Offer Price.

   The Purchaser recognized that, while the consummation of the Offer and the Merger will result in all stockholders (other than the Purchaser and the members of the Investor Group) being entitled to receive $8.75 per Share in cash, it will eliminate the opportunity for current stockholders to participate in the benefit of increases, if any, in the value of PJAM's business following the Merger. Nonetheless, the Purchaser concluded that a speculative future return did not justify foregoing the immediate cash premium represented by the $8.75 per Share Offer Price.

   Although STES and First Tennessee Securities generally assisted the Purchaser with this transaction and, in particular advised the Purchaser on negotiating strategies and participated in negotiations, they were not asked to and did not deliver a fairness opinion as to the $8.75 per Share to be received by stockholders of PJAM (other than the Purchaser and the members of the Investor Group).

The Investor Group's Purpose and Reasons for the Offer and the Merger

   The Investor Group formed the Purchaser and entered into the Merger Agreement in order to acquire all the Shares of PJAM. The members of the Investor Group currently intend to retain the Shares that they acquire in the Offer and the Merger. The Investor Group and the Purchaser believe that causing PJAM to be closely held will:

  (i) Enable PJAM's management to focus on stabilizing PJAM's performance without having to meet the expectations of many public stockholders for short-term results. As a privately held entity, PJAM will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public market's present disfavor. While PJAM has taken steps to improve operating and cash flow results in its new markets (namely Utah, California, Oregon and Puerto
      Rico), its efforts have not resulted in an improvement in the market price of the stock.

  (ii) Reduce PJAM's costs associated with publishing and distributing to its stockholders annual and quarterly reports and proxy statements, which the Purchaser estimates will result in annual savings to PJAM of approximately $100,000 since PJAM will no longer be subject to the reporting requirements and proxy solicitation rules under the Exchange Act.

  (iii) Enable PJAM to elect to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended.

   The Offer and the Merger were motivated by the relative lack of benefits of being a public company as compared to the costs and burdens of this status. The Investor Group decided to pursue the Offer at this time because of their inability to improve PJAM's stock price through other means and given the current favorable interest rate for financing the Offer and the Merger. The Investor Group and PJAM considered the other strategic alternatives, including seeking a third party buyer and an issuer self-tender, as described under the "--Background of the Merger" and believe that, particularly given the lack of interest on the part of any third party buyer, that the Offer will result in the greatest value for PJAM's public stockholders.

   The transaction was structured as an Offer, followed by a Merger, in order to enable the stockholders to receive their money promptly. The Purchaser is obligated to pay the same consideration for Shares received in the Merger as Shares tendered in the Offer. The transaction was structured to require that a majority the Shares not owned by the Investor Group be tendered in the Offer, unless this requirement is waived by the Special Committee, in order to assure that a majority of the public stockholders considered the transaction to be in their best interests.

Plans for PJAM After the Offer and the Merger; Certain Effects of the Offer

   Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement (including approval, if required, of PJAM's stockholders), the Purchaser will merge with and into PJAM in accordance with the applicable provisions of the DGCL. See "Special Factors--The Merger Agreement."

   PJAM, from to time, engages in discussions regarding the sale of underperforming stores. In the first quarter of 2001, as previously announced, PJAM sold eight restaurants in Louisiana. PJAM will continue to consider sales of underperforming stores on terms it believes to be favorable. Likewise, after the Merger, the Purchaser will consider sales of stores on terms it believes to be favorable.

   Following the Merger, the officers and directors of the Purchaser will be certain of the officers and directors of PJAM. Accordingly the Board of Directors will be reduced to eight members (Messrs. Sherman, Stephens, Fleishman, Keener, Hart, Grisanti, Laughery, Langford) and Mr. Sherman will be Chairman, Mr. Stephens will be President and Chief Executive Officer and Mr. Fleishman will be Secretary. Mr. Davison, PJAM's CFO, has informed PJAM that he intends to leave after the Merger. Ms. Bray, PJAM's Controller, will be promoted to CFO. The Investor Group intends to amend PJAM's Articles of Incorporation to reduce the number of authorized Shares after the Merger.

   After the Merger, the Investor Group intends to elect that PJAM be taxed as an S corporation under the Code and to have PJAM make distributions to them in order to allow them to pay their income taxes related to that election.

   The Purchaser and the Investor Group intend to repay the money borrowed to finance the Offer and the Merger with cash flow from earnings and possibly proceeds from sales of stores, if any.

   The direct and indirect interest of the members of the Investor Group in PJAM's net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following consummation of the Merger, the direct interest of the members of the Investor Group in such items will increase to 100%. The members of the Investor Group will be entitled to all benefits resulting from their increased ownership interest, including all income generated by PJAM's operations and any future increase in PJAM's value. The members of the Investor Group will also bear the risk of losses generated by PJAM's operations and any decrease in the value of PJAM after the Merger. The following table sets forth for each member of the Investor Group, his or her interest in the net book value and net income of PJAM as of April 1, 2001 and after the Merger. The percentages are based on the number of outstanding Shares beneficially owned by members of the Investor Group, exclusive of options, since the members of the Investor Group do not intend to exercise any options prior to the Merger and such options will terminate as a result of the Merger.

                            As of April 1, 2001            Post Merger
                         ------------------------- ----------------------------
                                    Net                     Pro Forma Pro Forma
                            %      Book     Net       %     Net Book     Net
                         Interest  Value  Earnings Interest   Value   Earnings
                         -------- ------- -------- -------- --------- ---------
                          (dollars in thousands)      (dollars in thousands)
Richard F. Sherman(1)...    5.9%  $ 1,719   $ 50     14.7%   $ 1,719    $ 83
Merida L. Sherman(2)....    4.6%  $ 1,348   $ 39     11.5%   $ 1,348    $ 65
Nicholas Sherman(3).....    4.6%  $ 1,382   $ 40     11.8%   $ 1,382    $ 66
Douglas S. Stephens.....    5.6%  $ 1,635   $ 48     14.0%   $ 1,635    $ 78
Stephen P. Langford.....    4.8%  $ 1,397   $ 41     12.0%   $ 1,397    $ 67
Martin T. Hart..........    2.9%  $   843   $ 25      7.2%   $   843    $ 41
Michael J. Grisanti.....    3.8%  $ 1,108   $ 32      9.5%   $ 1,108    $ 53
Jack A. Laughery(4).....    4.9%  $ 1,416   $ 41     12.1%   $ 1,416    $ 68
Frank O. Keener.........    7.5%  $ 2,189   $ 64     18.7%   $ 2,189    $106
Michael M.
 Fleishman(5)...........    4.7%  $ 1,378   $ 40     11.8%   $ 1,378    $ 66
  Total.................   40.1%  $11,685   $341      100%   $11,685    $562

--------
(1) Includes 100,000 Shares held by the Merida L. Sherman Trust under an Agreement dated 9/1/96 and 100,000 shares held Nicholas H. Sherman Trust under an Agreement dated 9/1/96 and 5,000 held directly by Nicholas H. Sherman. Merida and Nicholas Sherman are the adult children of Richard Sherman.

(2) Includes 100,000 Shares held by the Merida L. Sherman Trust under an Agreement dated 9/1/96 and 100,000 Shares held by the Nicholas H. Sherman Trust under an Agreement dated 9/1/96; Ms. Sherman is co-Trustee of such trusts.

(3) Includes 100,000 Shares held by the Merida L. Sherman Trust under an Agreement dated 9/1/96 and 100,000 Shares held by the Nicholas H. Sherman Trust under an Agreement dated 9/1/96; Mr. Nicholas Sherman is co-Trustee of such trusts.

(4) Excludes 3,300 Shares owned by the Laughery Foundation which will be tendered in the Offer.

(5) Includes 13,000 Shares held by Mr. Fleishman's wife and 3,000 Shares held by Mr. Fleishman's wife as custodian for their minor child. Mr. Fleishman disclaims beneficial ownership of shares held by his wife.

   Upon consummation of the Offer and the Merger, PJAM will become a privately held corporation and the Shares will no longer be listed on the Nasdaq. In addition, the registration of the Shares under the Securities Exchange Act of 1934, is expected to be terminated upon application by PJAM to the SEC, if, as anticipated, the Shares are not listed on a national securities exchange or authorized to be quoted in an inter-dealer quotation system of a registered national securities association or there are fewer than 300 record holders of PJAM's common stock. Accordingly, following the Merger, there will be no publicly traded Shares of PJAM outstanding and stockholders tendering in the Offer will not have the opportunity to participate in the earnings and growth of PJAM after the completion of the Offer. After the Merger, PJAM will be relieved of the duty to file proxy and information statements and its officers, directors and more than 10% stockholders will be relieved of the reporting requirements under, and the "short swing" profit liability provision of, Section 16 of the Exchange Act.

See "The Tender Offer--Section 7. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act Registration; Margin
Regulations."

   Except as set forth above or as otherwise described in this Offer to Purchase, the Purchaser has no current plans, proposals or negotiations which relate to or would result in any material change in PJAM's corporate structure or business or any extraordinary transaction involving PJAM. The Purchaser may, however, initiate a review of PJAM and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger. The Purchaser expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

Interests of Certain Persons in the Offer and the Merger

   Interlocking Directors and Officers. In considering the recommendation of the Board and the Special Committee with respect to the Offer and the Merger, stockholders should be aware that certain officers and directors of the Purchaser and PJAM have interests in the Offer and the Merger which may present them with certain potential conflicts of interest. In particular, of the ten directors of PJAM, six are members of the Investor Group. However, the Special Committee was composed of three independent outside directors of PJAM, who are not part of the Investor Group.

   Indemnification. Under the Merger Agreement, the directors and officers of PJAM are entitled to certain rights of indemnification and to be insured by the Surviving Corporation with respect to certain matters from and after the completion of the Merger. See "Special Factors--The Merger Agreement-- Indemnification."

   Fees and Other Rights of the Special Committee. Each member of the Special Committee, other than the Chairman of the Special Committee, is entitled to payment by PJAM of a fee of $10,000. The Chairman of the Special Committee is entitled to receive a $15,000 fee. In addition, PJAM has agreed to reimburse each member of the Special Committee for all out-of-pocket expenses incurred in connection with his service on the Special Committee. Payment of such fees and expenses was in no way contingent on the recommendation made by the Special Committee or the consummation of the Offer or the Merger.

   Options. All outstanding options will vest upon the change in control and terminate immediately after the Merger. PJAM will pay each option holder an amount equal to the excess, if any, of the Merger Consideration over the per Share exercise price multiplied by the number of Shares subject to the option. The total amount to be paid to employees and non-employee directors is $118,870, of which directors who are members of the Investor Group will receive $22,400, in the aggregate and directors who are members of the Special Committee will receive $80,520, in the aggregate.

   The Special Committee and the Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special Factors--Recommendation of the Special Committee and the Board; Fairness of the Offer and the Merger."

                             THE MERGER AGREEMENT

   THE FOLLOWING IS A SUMMARY OF MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS NOT A COMPLETE DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE SCHEDULE TO AND WHICH IS INCORPORATED BY REFERENCE HEREIN. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING WILL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

   The Offer. Pursuant to the Merger Agreement, the Purchaser is obligated to commence the Offer as promptly as practicable after the date of the Merger Agreement. On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn as soon as practicable after the expiration of the Offer. The obligations of the Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions specified in "The Tender Offer--Section 11. Conditions of the Offer." The Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the Special Committee's prior written consent, the Purchaser may not (i) reduce the Offer Price per Share or change the form of consideration to be paid pursuant to the Offer, (ii) decrease the number of Shares sought; (iii) accept any tendered Shares unless Shares representing a majority of the Shares not owned by the Purchaser or the Investor Group are validly tendered and not withdrawn in the Offer; or (iv) otherwise amend any other conditions of the Offer in any manner materially adverse to the holders of Shares or impose additional conditions to the Offer.

   The Merger. The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, the Purchaser will be merged with and into PJAM in accordance with the applicable provisions of the DGCL. Following the Merger, the separate corporate existence of the Purchaser will cease and PJAM will continue as the Surviving Corporation.

   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares:

  (i) each Share (other than Shares of holders exercising dissenters' rights and Shares to be cancelled as provided in clause (2) below) will be converted into the right to receive the Merger Consideration;

  (ii) each Share of PJAM owned by PJAM or by the Purchaser will be cancelled, and no consideration will be delivered with respect to such Shares;

  (iii) each share of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of the Surviving Corporation.

   Options. Under the terms of the outstanding option agreements, each stock option issued under PJAM's Non-Employee Directors 1996 Stock Incentive Plan and the 1996 Stock Ownership Incentive Plan will vest upon the consummation of the Offer and then be terminated in the Merger. The Surviving Corporation will pay each option holder an amount equal to the product of (a) the excess, if any, of the Merger Consideration over the per Share exercise price and (b) the number of shares subject to the option.

   Appraisal Rights. A stockholder who does not wish to receive the Merger Consideration and who complies with all of the requirements of Section 262 of the DGCL may seek an appraisal of and be paid the "fair value" of his or her Shares as of the day before the date upon which the stockholders vote on the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger). The requirements of Section 262 are described in "Special Factors--Appraisal Rights" and the text of Section 262 appears in Exhibit A to this Offer to Purchase.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties of PJAM including, among others, representations as to due organization, existence, and good standing to do business, capital structure, corporate authority to execute the Merger Agreement, and the accuracy of information included in certain materials in connection with the Offer and the Merger.

   The Merger Agreement contains various customary representations and warranties of the Purchaser, including, among others, representations as to due organization, existence, and good standing to do business, corporate authority to execute the Merger Agreement, the accuracy of information included in certain materials in connection with the Offer and the Merger, and the existence of a commitment letter with Bank One of Kentucky relating to financing for this transaction.

   Interim Operations. The Merger Agreement provides that, except for matters expressly permitted by the Merger Agreement, from the date of the Merger Agreement to the Effective Time, PJAM has agreed to, and has agreed to cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships and goodwill with customers, suppliers and others having business dealings with it. In addition, except for matters expressly contemplated by the Merger Agreement, from the date of the Merger Agreement to the Effective Time, PJAM will not, and will not permit any of its subsidiaries, without prior written consent of the Purchaser, to:

  (i) amend its articles of incorporation or by-laws (or other similar governing instrument);

  (ii) authorize for issuance, issue, sell, deliver or agree to issue, sell or deliver any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents;

  (iii) (A) split, combine or reclassify any of its capital stock, (B) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (C) make any other actual, constructive or deemed distributions in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or (D) redeem, repurchase or otherwise acquire any Shares of capital stock of PJAM or any of its subsidiaries;

  (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of PJAM or any of its subsidiaries;

  (v) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure of any subsidiary of PJAM;

  (vi) (A) incur any indebtedness for borrowed money or issue or sell any debt securities, except for borrowing under existing lines of credit in the ordinary and usual course of business consistent with past practice, (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except in the ordinary course of business consistent with past practice, and except for obligations of the wholly owned subsidiaries of PJAM, (C) make any loans, advances or capital contributions to, or investments in, any other person, other than to wholly owned subsidiaries of PJAM or routine advances to employees consistent with past practice, (D) pledge or otherwise encumber shares of capital stock of PJAM or any of its subsidiaries, or (E) mortgage or pledge any of its material assets or create any material lien thereon, except pursuant to after-acquired property clauses under existing debt instruments;

  (vii) enter into or adopt any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock appreciation rights or performance units);

  (viii) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to PJAM and its subsidiaries, taken as a whole, or enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practices;

  (ix) except as required by change in law or in GAAP, change any of the accounting practices used by PJAM;

  (x) revalue in any material respect any of its assets other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

  (xi) (A) acquire by merging or consolidating with, or by acquisition of equity interest or assets of, any corporation, partnership or other business organization or division thereof or any equity interest therein, (B) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice or amend in any material respect any material contracts or agreements, including franchise agreements, (C) authorize any capital expenditure or expenditures which, individually, is in excess of $200,000 or, in the aggregate, are in excess of $1,000,000, or (D) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited under the Merger Agreement;

  (xii) make or revoke any tax election, settle or compromise any tax liability, change (or make a request to any taxing authority to change) any aspect of its method of accounting for tax purposes;

  (xiii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of PJAM and its subsidiaries or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of or agree to modify in any manner, any confidentiality, standstill or similar agreement to which PJAM or any of its subsidiaries is a party;

  (xiv) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated in the Merger Agreement;

  (xv) enter into any agreement that limits or otherwise restricts PJAM or any of its subsidiaries or could limit or restrict the Surviving Corporation and its affiliates (including the Purchaser) or successor thereto after the Effective Time from engaging or competing in any line of business or in any geographic area; or

  (xvi) take, propose to take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of PJAM contained in the Merger Agreement (i) which are qualified as to materiality untrue or incorrect or (ii) which are not so qualified untrue or incorrect in any material respect.

   Stockholder Meeting; Preparation of Proxy Statement. PJAM has agreed in the Merger Agreement that, if the adoption of the Merger Agreement by PJAM's stockholders is required by applicable law in order to consummate the Merger, PJAM will (i) as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer, duly call a special meeting of its stockholders for the purpose of considering and taking action upon the approval of the Merger and the Merger Agreement and
(ii) prepare and file with the Commission a preliminary proxy statement and after consultation with the Purchaser respond promptly to any comments of the Commission with respect to such preliminary proxy.

   Pursuant to the Merger Agreement, the Purchaser will vote, or cause to be voted, all of the Shares then owned by it in favor of the approval and adoption of Merger Agreement. It is a condition to the Merger that holders of not more than 5% of PJAM's outstanding Shares have informed PJAM of their intent to dissent from the Merger.

   Acquisition Proposals. Pursuant to the Merger Agreement, PJAM has agreed not to solicit, initiate or encourage, directly or indirectly, the submission of any Acquisition Proposal (as defined below) or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, prior to the acceptance for payment of Shares pursuant to the Offer, PJAM may, to the extent required by the fiduciary obligations of the Board, as determined in good faith by a majority of the disinterested members thereof after consultation with outside counsel, in response to any Acquisition Proposal that was made by a person whom the Special Committee determines, in good faith after consultation with outside counsel and an independent financial advisor, to be reasonably capable of making a Superior Company Proposal (as defined below), that was not solicited by PJAM and that did not otherwise result from a breach of its obligations pursuant to the Merger Agreement, (x) furnish information with respect to PJAM to the person or group making such Acquisition Proposal and its representatives pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations with such person or group and its representatives to the extent required regarding such Acquisition Proposal. PJAM agreed not to permit any of its subsidiaries nor will it authorize or permit any officer, director or employee of any investment banker, attorney, accountant or other advisor of, PJAM or any of its subsidiaries to take similar actions. The Merger Agreement further provides that neither the Board nor the Special Committee will withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, unless PJAM's Board or the Special Committee, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board or the Special Committee to comply with its fiduciary duties under applicable Law. "Acquisition Proposal" means an offer or proposal regarding any of the following (other than the transactions contemplated by the Merger Agreement) involving PJAM or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets of PJAM and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding Shares or the filing of any document under the Securities Act of 1933 or the Exchange Act, in connection therewith; (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the transaction contemplated by the Merger Agreement; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Superior Company Proposal" means any proposal made by a third party to acquire all or substantially all the equity securities or assets of PJAM, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all of its assets, (i) on terms which a majority of the disinterested directors of PJAM determines in its good faith judgment to represent superior value for the holders of Shares compared to the Offer and the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Purchaser to amend the terms of the Merger Agreement, the Offer and the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

   Contribution of Shares. Immediately prior to the Merger, the members of the Investor Group will contribute their Shares to the Purchaser.

   Indemnification. Pursuant to the Merger Agreement following the Effective Time, to the fullest extent permitted by applicable law, the Purchaser has agreed to cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director, officer, agent, representative or employee of PJAM (an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable attorneys' fees and expenses), and amounts paid in settlement, to the extent based on or arising out of the fact that such person is or was a director, officer, agent, representative or employee of PJAM or based on, arising out of or pertaining to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation will advance the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL and upon receipt of any affirmation and undertaking required by the DGCL, (ii) the Surviving Corporation will cooperate in the defense of any such matter, and
(iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and PJAM's certificate of incorporation or bylaws will be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

   The Surviving Corporation has agreed to cause to be maintained in effect for a period of three years from and after the Effective Time, the current policies of directors' and officers' liability insurance maintained by PJAM for the benefit of those persons who are covered by such policies at the Effective Time (or the Surviving Corporation may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time. Notwithstanding the foregoing, the Surviving Corporation will not be obligated to make premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date of the Merger Agreement by PJAM for such insurance. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of such 150% amount, the Surviving Corporation is required to maintain or obtain as much directors' and officers' insurance as can be so maintained or obtained at a cost equal to 150% of the current annual premiums of PJAM.

   The Purchaser has agreed that, if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party assume the indemnification obligations of such party as contemplated by the Merger Agreement.

   The Purchaser has agreed that, to the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of PJAM with respect to their activities as such prior to the Effective Time, as provided in PJAM's articles of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date of the Merger Agreement, will survive the Merger and will continue in full force and effect for a period of not less than three years from the Effective Time.

   Termination of the Offer. The Purchaser may terminate the Offer and not accept tendered Shares, if, among other conditions:

  (i) the Board or the Special Committee withdraws its recommendation of the Offer or recommends another Acquisition Proposal;

  (ii) there has not been validly tendered and not withdrawn that number of Shares that when added to Shares already owned by the Investor Group equals at least 90% of the outstanding Shares; or

  (iii) Purchaser has not received proceeds from the financing commitment letter in an amount sufficient to consummate the Offer and the Merger, pursuant to the terms of the Bank One financing commitment letter or on substantially similar terms; or

  (iv) if there shall be a material breach by PJAM of any of its representations, warranties, covenants or agreements contained in this Agreement; or

  (v) if, since the date of the Agreement, there shall have occurred any event, circumstance, change, effect or development, including current pending litigation, that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had or would reasonably be expected to have a material adverse effect on PJAM.

   See "The Tender Offer--Section 11. Conditions to the Offer" for other conditions to the Offer.

   Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Date of each of the following conditions:

  (i) if required by applicable law, the Merger Agreement shall have been approved and adopted by the requisite vote of PJAM's stockholders;

  (ii) there shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining or preventing the consummation of the Merger or the other transactions contemplated by the Merger Agreement or permitting such consummation only subject to any condition or restriction that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PJAM; and

  (iii) the Purchaser shall have purchased the Shares validly tendered and not withdrawn pursuant to the Offer.

   In addition the Purchaser's obligation to consummate the Merger is conditioned upon holders of not more than 5% of the outstanding Shares having informed PJAM of their intent to dissent from the Merger.

   Termination of the Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the approval of PJAM's stockholders:

  (i) by the mutual written consent of the Purchaser and PJAM;

  (ii) by either the Purchaser or PJAM if a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions on the terms contemplated by Merger Agreement or any Governmental Entity issues an order, decree or ruling or takes any other action, in each case permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

  (iii) by either the Purchaser or PJAM if the Merger is not consummated on or before the 180th day following the commencement of the Offer (or, if such date is not a business day in the United States, the first such business day thereafter), so long as the party seeking to terminate the Merger Agreement shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date.

  (iv) by PJAM

    a. if PJAM receives a Superior Company Proposal;

    b. if the Purchaser shall have terminated the Offer or the Offer expires without the Purchaser purchasing any Shares thereunder; provided that PJAM may not terminate the Merger Agreement pursuant to this provision if PJAM is in material breach of the Merger Agreement; or

    c. if there is a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

  (v) by the Purchaser

    a. if prior to the purchase of Shares pursuant to the Offer, (A) the Board or Special Committee shall have withdrawn or modified, in a manner adverse to the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended or approved an Acquisition Proposal or (B) there shall have been a material breach of the covenant regarding Acquisition Proposals described above;

    b. if the Purchaser terminates the Offer without purchasing any Shares; provided that the Purchaser may not terminate the Merger Agreement pursuant to this provision if it is in material breach of the Merger Agreement;

    c. if there is a material breach by PJAM of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

    d. if, since the date of the Agreement, there shall have occurred any event, circumstance, change, effect or development, including current pending litigation, that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had or would reasonably be expected to have a material adverse effect on PJAM.

   In the event of such termination, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of the Purchaser or PJAM, except that (i) if PJAM terminates the Merger Agreement pursuant to clause (iv)(a) or the Purchaser terminates the Merger Agreement for the reasons set forth in clause (v) under "Termination" above, PJAM must pay the Purchaser's actual and reasonably documented out-of-pocket expenses in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement up to an aggregate of $1.0 million, including, without limitation, legal fees and the fees (other than any break-up, success or other contingent fee) and out-of-pocket expenses payable to all banks, investment banking firms and other financial institutions and persons and their respective agents and counsel incurred in connection with acting as the Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Offer and the Merger.

   Amendments. The Merger Agreement may be amended by the parties at any time before or after the approval of the Merger by the requisite vote of PJAM's stockholders, if applicable; provided, however, that after any such approval, no amendment may be made which requires the approval of such stockholders under applicable law without such approval; provided, further, that no amendment shall be made without the approval of the Special Committee. Any amendment to the Merger Agreement must be made in writing.

   Extension; Waiver. Pursuant to the Merger Agreement at any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

   Statutory Requirements. In general, under the DGCL a merger of two Delaware corporations requires the adoption of a resolution by each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the adoption of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger.

   The Offer is conditioned on there having been tendered, and not withdrawn prior to the Expiration Date, that number of Shares that together with Shares already owned by Investor Group, constitutes at least 90% of the outstanding Shares. The DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, Purchaser acquires or controls at least 90% of the Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholders of PJAM.

Appraisal Rights

   No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of PJAM who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, the fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than $8.75 per Share.

   The Purchaser does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. The Purchaser intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including the opinion of Banc of America Securities described herein) are not opinions as to "fair value" under Section 262.

   Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and in Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger that is found to be not fair to the minority stockholders is the right to appraisal described above, monetary damages, injunctive relief or such other relief as the court may fashion may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

   THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL.

   THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

Beneficial Ownership of Common Stock

 PJ America, Inc.

   The following tables set forth certain information as of June 30, 2001 with respect to the beneficial ownership of the Shares by each officer and director of PJAM, each person known to PJAM to be the beneficial owner of more than five percent of the outstanding Shares, and all the officers and directors of PJAM as a group. All outstanding options vest upon the consummation of the Offer and then terminate after the Merger. Most outstanding options have an exercise price in excess of the Offer Price. Share ownership numbers only include options for which the Offer Price exceeds the exercise price of the option.

                                                      Number of      Percent
   Directors and Executive Officers                   Shares(1)    of Class(2)
   --------------------------------                   ---------    -----------
   Richard F. Sherman(3).............................   259,000(4)     6.0%
   Douglas S. Stephens(3)............................   242,464        5.6%
   D. Ross Davison...................................         0         *
   Louis M. Romanus..................................         0         *
   Michael M. Fleishman(3)...........................   208,430(5)     4.8%
   Martin T. Hart(3).................................   129,000(6)     3.0%
   Frank O. Keener(3)................................   328,603(7)     7.6%
   Stephen P. Langford(3)............................   211,164(7)     4.9%
   Kim V. Knapp......................................    12,000         *
   David G. Lloyd....................................    12,000         *
   Terrance A. Smith.................................    12,000         *
   All directors and executive officers as group (11
    persons)......................................... 1,414,661       32.3%

                                                        Number of      Percent
   Other 5% Beneficial Owners                           Shares(1)    of Class(2)
   --------------------------                           ---------    -----------
   PJ Acquisition Corp.(3)............................. 1,756,420       40.4%
    2300 Resource Drive
    Birmingham, Alabama 35242

   FMR Corp. ..........................................   738,900(8)    17.1%
    82 Devonshire Street
    Boston, Massachusetts 02109

   T. Rowe Price Associates, Inc. .....................   623,500(8)    14.4%
    P.O. Box 89000
    Baltimore, Maryland 21289-9999

--------
 * Represents less than 1% of class

(1) Except in the case of the Investor Group, based upon information furnished to PJAM by the named persons, and information contained in filings with the Commission. Unless otherwise indicated, the named persons have sole voting and investment power with respect to Shares shown.

(2) Based on 4,323,648 Shares outstanding as of June 30, 2001.

(3) May be deemed to have beneficial ownership of the 1,756,420 Shares (including options presently exercisable or exercisable within 60 days of the date hereof with an option exercise price less than the Offer Price) beneficially owned by the Investor Group.

(4) Includes 100,000 Shares held by the Merida L. Sherman Trust under an Agreement dated September 1, 1996 and 100,000 shares held Nicholas H. Sherman Trust under an Agreement dated September 1, 1996 and 5,000 held directly by Nicholas H. Sherman. Merida and Nicholas Sherman are the adult children of Richard Sherman. Also includes 4,000 options presently exercisable or exercisable within 60 days of the date hereof with an option exercise price less than the Offer Price.

(5) Includes 13,000 shares held by Mr. Fleishman's wife, and 3,000 shares held by Mr. Fleishman's wife as custodian for their minor child. Mr. Fleishman disclaims beneficial ownership of shares owned by his wife.

   Also includes options to purchase 4,000 shares presently exercisable or exercisable within 60 days of the date hereof with an option exercise price less than the Offer Price.

(6) Includes an aggregate of 100,000 shares held by H Investment Company llp, of which Mr. Hart is general partner. Includes options to purchase 4,000 shares presently exercisable or exercisable within 60 days of the date hereof with an option exercise price less than the Offer Price.

(7) Includes options to purchase 4,000 shares presently exercisable or exercisable within 60 days of the date hereof with an option exercise price less than the Offer Price.

(8) As disclosed in a Schedule 13G filed with the Commission. Reflects beneficial ownership (based on sole or shared voting or dispositive power) of the reporting entity and its affiliates as of December 31, 2000.

 PJ Acquisition Corp.

   The following table sets forth certain information as of June 30, 2001 with respect to the beneficial ownership of the Shares by (i) each officer and director of the Purchaser, other than members of the Investor Group who are directors of PJAM and whose Share ownership information is included in the above table and (ii) by the Investor Group as a whole.

                                                            Number of Percentage
   Directors and Executive Officers of the Purchaser         Shares    of Class
   -------------------------------------------------        --------- ----------
   Michael J. Grisanti(1)..................................   168,063     3.9%
   Jack A. Laughery(2).....................................   214,065     4.9%
   All members of the Investor Group(3).................... 1,764,089    40.6%

--------
(1) Includes 37,747 Shares held by the Grisanti Family Limited Partnership and 3,659 Shares held by the Grisanti Family Trust.

(2) Includes 3,300 Shares held by the Laughery Foundation. Includes 2,800 Shares held by Mr. Laughery's wife, 975 Shares held in trust for Mr. Laughery's grandchildren, and 235 Shares held by Mr. Laughery as custodian for his grandson.

(3) The 3,300 Shares held by the Laughery Foundation and included in this number will be tendered in the Offer since ownership in the Surviving Corporation would not be an appropriate investment for this entity. This number also includes 20,000 options presently exercisable or exercisable within 60 days of the date hereof with an option exercise price less than the Offer Price. The holders of these options will receive in the Merger cash equal to the excess of the Offer Price over the option exercise price.

Transactions and Arrangements Concerning the Shares

   To the knowledge of PJAM and the Purchaser, no transactions in the Shares have been effected during the past 60 days by PJAM or the Purchaser or their executive officers, directors, affiliates and any associates or by any executive officer, director, affiliate or associate of any majority owned subsidiary of PJAM.

   Since the commencement of PJAM's second full fiscal year preceding the date of this Offer to Purchase, no purchases of Shares were made by the Purchaser or the Investor Group, except on April 16, 2001, Mr. Laughery acquired 20,074 shares of Common Stock from his daughter at a price of $7.75 per share, the market price on the date of purchase.

   In September 1998, PJAM's Board authorized a stock repurchase program. Through December 31, 2000 PJAM repurchased 1,624,000 shares for a total of $19 million. PJAM has not purchased any Shares since September 2000.

   Except as set forth in this Offer to Purchase, neither PJAM nor, to PJAM's knowledge, any of its affiliates, directors or executive officers or any person controlling PJAM is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of PJAM (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

   Except as described in this Offer to Purchase, since the second full fiscal year preceding the date of this Offer to Purchase, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of PJAM, an election of directors of PJAM, or a sale or other transfer of a material amount of assets of PJAM, has been entered into or has occurred between any affiliates of PJAM or the Purchaser or between PJAM or any of its affiliates and any unaffiliated person.

   Except as described in this Offer to Purchase, since the third full fiscal year preceding the date of this Offer to Purchase, PJAM has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder.

   To the best of PJAM's knowledge, after reasonable inquiry, and except as set forth in this Offer to Purchase, all of the directors or executive officers of PJAM (other than those individuals (i), if any, for whom the tender of Shares could cause them to incur liability under the provisions of
Section 16(b) of the Exchange Act and (ii) members of the Investor Group) intend to tender pursuant to the Offer or sell Shares held by them.

Related Party Transactions

   The Investor Group consists of officers, directors and significant stockholders of PJAM (or members of the immediate families of such individuals), namely Richard F. Sherman (Chairman of the Board of Directors), Merida L. Sherman, Nicholas H. Sherman, Douglas S. Stephens (President, Chief Executive Officer and a director), Stephen P. Langford (a director), Martin J. Hart (a director), Michael J. Grisanti (a significant stockholder), Jack A. Laughery (a significant stockholder), Frank O. Keener (a director), and Michael M. Fleishman (Vice Chairman, Secretary and a director).

   The professional service corporation of Michael M. Fleishman, an officer, director and stockholder of the Purchaser and PJAM is a member of the law firm of Greenebaum Doll & McDonald PLLC. Greenebaum served as counsel to the Purchaser in connection with Merger Agreement and the transactions contemplated thereby. Greenebaum has served as counsel to PJAM since before its initial public offering in 1996 and continues to serve as counsel to PJAM on matters unrelated to the Offer and the Merger.

                               THE TENDER OFFER

1. Terms of the Offer; Expiration Date

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in "The Tender Offer--Section 4. Withdrawal Rights" on or prior to the Expiration Date at a price of $8.75 in cash. The term "Expiration Date" means 12:00 midnight, Eastern Daylight time, on Monday August 20, 2001, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which case the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire (provided, however, that without the prior written consent of the Special Committee, the Expiration Date shall not be extended beyond October 18, 2001).

   Subject to the provisions of the Merger Agreement, the Purchaser may waive certain of the conditions to its obligation to purchase Shares pursuant to the Offer. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to
(i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) except as provided below, waive the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

   The Merger Agreement provides that, without the prior written consent of the Special Committee, the Purchaser will not (i) decrease the Offer Price or decrease the number of Shares sought or change the form of consideration to be paid pursuant to the Offer, (ii) accept any Shares unless a majority of the outstanding Shares not owned by the Purchaser or members of the Investor Group are validly tendered and not withdrawn in the Offer, (iii) impose additional conditions to the Offer set forth in "The Tender Offer--Section 11. Conditions of the Offer" or modify such conditions in any manner adverse to the holders of Shares, or (iv) otherwise amend the Offer in any manner materially adverse to the holders of Shares.

   Notwithstanding the foregoing, the Purchaser may, without the consent of the Special Committee, (i) extend the Offer if, at the scheduled Expiration Date, any of the conditions to the Offer specified in the Section "The Tender Offer--Section 11. Conditions of the Offer" are not satisfied, until such time as such conditions have been satisfied or waived; and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer.

   Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time up to twenty business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

   Subject to the applicable regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory governmental approvals specified in Section 12, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in "The Tender Offer--
Section 11. Conditions of the Offer" has not been satisfied or upon the occurrence of any of the events specified in Section 11, and (iii) waive any condition or otherwise amend the Offer in any respect, subject to the limits described above, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Section 11. Conditions of the Offer" without extending the period of time during which the Offer is open.

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Daylight time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 13e-3(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

   If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-3(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight time.

   PJAM has provided the Purchaser with PJAM's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 11. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 12.

   In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal

(or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing Shares are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

   IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

   The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

 Valid Tender of Shares

   Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

   THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING TENDERED SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

 Book-Entry Transfer

   The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

   DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

 Signature Guarantees

   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose names appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Share must be endorsed or accompanied by appropriate stock powers, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

 Guaranteed Delivery

   If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

  (i) such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which Nasdaq is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

 Backup Federal Tax Withholding

   UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31%, OR THE THEN CURRENT RATE, OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER SHOULD PROVIDE THE DEPOSITARY WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT HE OR SHE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL. IF A STOCKHOLDER DOES NOT PROVIDE ITS CORRECT TIN OR FAILS TO PROVIDE THE CERTIFICATION DESCRIBED ABOVE, THE INTERNAL REVENUE SERVICE MAY IMPOSE A PENALTY ON THE STOCKHOLDER AND PAYMENT OF CASH TO THE STOCKHOLDER PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING. IF BACKUP WITHHOLDING RESULTS IN AN OVERPAYMENT OF TAX, A REFUND MAY BE OBTAINED FROM THE INTERNAL REVENUE SERVICE. CERTAIN STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS AND ENTITIES) ARE NOT SUBJECT TO BACKUP WITHHOLDING. FOREIGN STOCKHOLDERS SHOULD GENERALLY COMPLETE AND SIGN A FORM W-8BEN (CERTIFICATE OF FOREIGN STATUS OF BENEFICIAL OWNER FOR U.S. WITHHOLDING) AND/OR OTHER APPLICABLE FORM(S) W-8BEN, COPIES OF WHICH MAY BE OBTAINED FROM THE DEPOSITARY, IN ORDER TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTION 11 TO THE LETTER OF TRANSMITTAL.

 Appointment as Proxy

   By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints Richard F. Sherman, Douglas S. Stephens and Michael M. Fleishman, or any other designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies, each with full power of substitution to vote at any annual or special meeting of PJAM's stockholders or any adjournment or postponement thereof or otherwise in such manner as each such attorney-in-fact and proxy or his or her substitute will in his or her sole discretion deem proper with respect to, to execute any written consent concerning any matter as each such attorney-in-fact and proxy or his or her substitute will in his or her sole discretion deem proper with respect to, and to otherwise act as each such attorney-in-fact and proxy or his or her substitute will in his or her sole discretion deem proper with respect to, all of the Shares tendered hereby and accepted for payment by the Purchaser. Such appointment will be effective if and when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. All such powers of attorney and proxies are irrevocable and are granted in consideration of the acceptance for payment of such Shares in accordance with the terms of the Offer. Such acceptance for payment will, without further action, revoke any prior powers of attorney and proxies granted by the stockholder at any time with respect to such Shares, and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder with respect thereto (and, if given, will not be deemed effective). The Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares, including voting at any meeting of PJAM's stockholders.

 Determination of Validity

   All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any of the conditions of the Offer (other than the requirement that at least a majority of the Shares not held by the Purchaser or the Investor Group be tendered in the Offer which can only be waived with the approval of the Special Committee) or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

   The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser or any of its affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights.

   Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after September 20, 2001 (or such later date as may apply in case the Offer is extended).

   If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

   To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

   Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered again at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

   No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 under the Exchange Act and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 under the Exchange Act with respect to Shares tendered in the Offer and accepted for payment.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Purchaser or any of its affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain Federal Tax Consequences

   The following is a summary of certain United States federal income tax consequences of the Offer. This discussion is for general information only and does not address all aspects of United States federal income taxation that may be relevant to stockholders who tender Shares pursuant to the Offer in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders in whose hands the Shares are capital assets--generally, property held for investment-- and may not apply to stockholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a stockholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income or other tax laws. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER IN LIGHT OF THEIR SPECIFIC TAX SITUATION.

   The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a stockholder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer. Such gain or loss will be long-term capital gain or loss if the holding period for the Shares exceeds one year at the time of the sale. Long-term capital gains derived by individuals are eligible for reduced rates of taxation (generally, 20% under current law). The deductibility of capital losses is restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, taxpayers who are individuals may generally deduct annually $3,000 of capital losses in excess of their capital gains.

6. Price Range of the Shares; Dividends

   The Shares are listed and traded principally on the Nasdaq National Market System under the symbol "PJAM." As of June 30, 2001, there were 4,323,648 Shares outstanding. The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on Nasdaq, all as reported in published financial sources.

   Fiscal Year Ending December 31, 1999                            High   Low
   ------------------------------------                           ------ ------
   First Quarter................................................. $23.50 $16.00
   Second Quarter................................................ $25.00 $19.38
   Third Quarter................................................. $25.63 $18.13
   Fourth Quarter................................................ $21.63 $12.00
   Fiscal Year Ending December 31, 2000                            High   Low
   ------------------------------------                           ------ ------
   First Quarter................................................. $16.50 $10.00
   Second Quarter................................................ $11.88 $ 8.75
   Third Quarter................................................. $13.63 $ 6.63
   Fourth Quarter................................................ $ 8.31 $ 5.31
   Fiscal Year Ending December 31, 2001                            High   Low
   ------------------------------------                           ------ ------
   First Quarter................................................. $ 8.00 $5.125
   Second Quarter................................................ $ 8.50 $7.375
   Third Quarter*................................................ $ 8.56 $ 8.50

--------
*Through July 19, 2001.

   On March 22, 2001, the last full day of trading prior to the public announcement of the initial proposal of the Purchaser and the public announcement of the execution of the Merger Agreement, the reported closing price on Nasdaq for the Shares was $6.625 per Share. As of July 19, 2001, the last full day of trading prior to the commencement of the Offer, the last sale price of the Shares reported on Nasdaq had been $8.50 per Share on July 11, 2001. No trading activity in the Shares had been reported by Nasdaq since July 11, 2001. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   PJAM has not paid dividends on the Shares since its initial public offering in October 1996. Under the terms of the Merger Agreement, between the date of such agreement and the consummation of the Offer and the Merger, PJAM cannot
(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) make any other actual, constructive or deemed distributions in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or (iii) redeem, repurchase or otherwise acquire any Shares of capital stock of PJAM or any of its subsidiaries.

7. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act Registration; Margin Regulations

 Effect of the Merger on the Market for the Shares

   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.

 Stock Exchange Listing

   According to the Nasdaq's published guidelines, the Nasdaq would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 400 and the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more (" Excluded Holdings")) should fall below 1,100,000 or the aggregate market value of publicly held Shares (exclusive of Excluded Holdings) should fall below $18,000,000.

   Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq. Under the published guidelines described above, the purchase of approximately 535,000 Shares pursuant to the Offer is likely to result in a delisting of the Shares by the Nasdaq.

   In the event that the Shares were no longer listed or traded on the Nasdaq, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the Nasdaq or other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the publicly held Shares remaining outstanding at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

 Exchange Act Registration

   The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by PJAM to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by PJAM to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to PJAM. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to PJAM. Furthermore, the ability of "affiliates" of PJAM and persons holding "restricted securities" of PJAM to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer, PJAM is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause PJAM to apply for termination of such registration. See "Special Factors--Plans for PJAM after the Offer and the Merger; Certain Effects of the Merger."

 Margin Regulations

   The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. Certain Information Concerning PJAM

   PJAM is the largest franchisee of "Papa John's" pizza delivery and carry-out restaurants. PJAM currently operates 168 Papa John's restaurants in nine states and Puerto Rico. Its principal executive offices are located at 2300 Resource Drive, Birmingham, Alabama 35242 and its telephone number is
(205) 981-2800.

   The name, business address, citizenship, present principal occupation and employment history of the directors and executive officers of PJAM are set forth in Schedule I of this Offer to Purchase.

   The selected financial information of PJAM and its consolidated subsidiaries set forth below has been excerpted and derived from PJAM's Annual Report on Form 10-K for the year ended December 31, 2000 and December 26, 1999 and PJAM's Quarterly Report on Form 10-Q for the quarters ended April 1, 2001 and March 26, 2000. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed with the Commission. The following financial information is qualified in its entirety by reference to such Annual Report and all other such reports and documents filed with the Commission and all of the financial statements and related notes contained therein and such information is hereby incorporated by reference herein. Such Annual Report and certain other reports may be examined and copies may be obtained at the offices of the Commission in the manner set forth below.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF PJAM
              (in thousands, except per share amounts and ratios)

                                                             Three Months Ended
                                    For the Years Ended(1)      (unaudited)
                                   ------------------------- -------------------
                                   December 31, December 26, April 1,  March 26,
                                       2000         1999       2001      2000
                                   ------------ ------------ --------  ---------
Balance Sheet Data:
Total current assets..............   $  3,249     $ 7,151    $ 4,390    $ 3,660
Total assets......................     37,571      47,937     37,301     46,221
Total current liabilities.........      5,267       4,908      5,449      4,402
Total long term debt..............      4,000         --       2,700        --
Stockholders' equity..............     23,304      41,538     29,152     40,129
Book value per share..............   $   6.55     $  7.67    $  6.74    $  7.77

                                                             Three Months Ended
                                      For the Years Ended       (unaudited)
                                   ------------------------- -------------------
                                   December 31, December 26, April 1,  March 26,
                                       2000         1999       2001      2000
                                   ------------ ------------ --------  ---------
Income Statement Data:
Restaurant sales..................   $111,080     $95,489    $29,953    $25,825
Restaurant operating expenses:
  Cost of sales...................     33,104      29,285      8,709      7,649
  Salaries and benefits...........     32,284      26,649      8,733      7,526
  Other operating expenses........     29,193      22,871      8,061      6,525
  Depreciation and amortization...      4,160       3,243      1,005        946
                                     --------     -------    -------    -------
                                       98,741      82,048     26,508     22,646
                                     --------     -------    -------    -------
Restaurant operating income.......     12,339      13,441      3,445      3,179
General and administrative
 expenses.........................      6,803       4,811      2,063      1,430
Other charges(2)..................      9,465         690        --         --
                                     --------     -------    -------    -------
Operating income (loss)...........     (3,929)      7,940      1,382      1,749
Other income (expense)............        (62)        617        (55)       106
                                     --------     -------    -------    -------
Income (loss) before income taxes
 and cumulative effect of change
 in accounting principle..........     (3,991)      8,557      1,327      1,855
Income tax expense (benefit)......     (1,371)      2,909        478        649
                                     --------     -------    -------    -------
Income (loss) before cumulative
 effect of change in accounting
 principle........................     (2,620)      5,648        849      1,206
Cumulative effect of change in
 accounting principle, net of
 taxes............................        --         (181)       --         --
                                     --------     -------    -------    -------
Net income (loss).................   $ (2,620)    $ 5,467    $   849    $ 1,206
                                     ========     =======    =======    =======
Basic earnings (loss) per
 share:(3)
  Income (loss) before cumulative
   effect of change in accounting
   principle......................   $  (0.55)    $  0.98    $  0.20    $  0.23
  Cumulative effect of accounting
   change, net of taxes...........        --        (0.03)       --         --
                                     --------     -------    -------    -------
  Net income (loss) per share--
   Basic..........................   $  (0.55)    $  0.95    $  0.20    $  0.23
                                     ========     =======    =======    =======
Diluted earnings (loss) per
 share:(3)
  Income (loss) before cumulative
   effect of change in accounting
   principle......................   $  (0.55)    $  0.95    $  0.20    $  0.23
  Cumulative effect of accounting
   change net of taxes............        --        (0.03)       --         --
                                     --------     -------    -------    -------
  Net income (loss) per share--
   Diluted........................   $  (0.55)    $  0.92    $  0.20    $  0.23
                                     ========     =======    =======    =======
Weighted average share
 outstanding--Basic...............      4,739       5,744      4,324      5,290
                                     ========     =======    =======    =======
Weighted average shares
 outstanding--Diluted.............      4,739       5,942      4,327      5,312
                                     ========     =======    =======    =======
Ratio of earnings to fixed
 changes(4).......................      (63.4)        n/a       25.1        n/a
                                     ========     =======    =======    =======

--------
(1) PJAM operates on a 52-53 week year ending on the last Sunday in December each year. Fiscal 2000 was a 53 week year.

(2) Other charges include asset impairment charges on PJAM's long-lived assets. The pre-tax charges were $9,465,000 and $690,000 in 2000 and 1999, respectively. The tax benefit of these charges was $3,288,000 and $235,000, thus the charges net of taxes were $6,177,000 ($1.30 per share) and $455,000 ($0.08 per share) in 2000 and 1999, respectively.

(3) Excluding the charges described in footnote 2, basic earnings per share were $0.75 and $1.06 in 2000 and 1999, respectively. Diluted earnings per share were $0.75 and $1.03 in 2000 and 1999, respectively.

(4) For 2000, the coverage deficiency to achieve a one-to-one coverage was $3.99 million. For fiscal 1999 and three months ended March 26, 2000 the ratio is not applicable as PJAM had net interest income.

   As a matter of policy, PJAM does not make public forecasts or projections of future performance or earnings. It does, however, prepare projections for internal use in planning its operations, financial performance and needs for external capital resources based upon the assumption that PJAM would continue to be publicly held. Management provided two sets of internal projections, one prepared in early April 2001 and one prepared on May 23, 2001 ("Revised Projections"), to Banc of America Securities for purposes of assisting it in its analysis. The revised projections were prepared to account for the significantly decreased sales and performance of PJAM since the April projections were prepared and the rise in cheese prices and related costs since such time. The Investor Group provided projections to Bank One of Kentucky, NA in connection with obtaining financing for the Offer and the Merger.

   These projections are included in this Offer to Purchase solely because they were available to the Purchaser and the Investor Group and were provided to and taken into account by Banc of America Securities, as financial advisor to the Special Committee, in its preliminary analysis. These projections were not prepared with a view to public disclosure or in compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants. These forecasts were prepared with a limited degree of precision and were not prepared in accordance with generally accepted accounting principles. These projections were prepared by PJAM's management without assistance, review, compilation or examination by independent accountants.

   These projections are speculative in nature and are not meant to portray all of the possible outcomes. While presented with numerical specificity, these projections are based on informal estimates and assumptions, not all of which are stated below, relating to the business and operations of PJAM. These assumptions may not be realized and are subject to significant financial, market, economic, and competitive uncertainties, contingencies, risks and other factors which are difficult or impossible to predict accurately, all of which are difficult to quantify and many of which are outside the control of PJAM.

   Set forth below is a summary of these projections. These projections should be read together with PJAM's historical financial statements set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 .

   PJAM has not updated these projections since May 23, 2001 and does not intend to do so. In light of the uncertainties inherent in financial projections of any kind, we strongly caution against placing undue reliance on them since actual results may differ materially from the results reflected in the financial projections.

                       Revised May 23, 2001 Projections

                             2001     2002     2003     2004     2005     2006
                           -------- -------- -------- -------- -------- --------
Sales..................... $115,894 $120,809 $126,642 $132,876 $138,636 $142,781
EBITDA.................... $  8,793 $  9,593 $ 10,710 $ 11,468 $ 12,533 $ 13,123

   The significant assumptions used in preparation of the revised projections were a slight increase of annual comparable restaurant sales from current levels, and annual restaurant additions limited to five to six restaurants per year through 2005. Food costs for purposes of determining EBITDA were assumed to increase in 2001 to reflect current increases in cheese block prices; and were assumed to return to normalized costs reflecting historically prevailing cheese block prices in 2002 and thereafter.

                               April Projections

                             2001     2002     2003     2004     2005     2006
                           -------- -------- -------- -------- -------- --------
Sales..................... $117,489 $123,375 $129,500 $136,126 $142,499 $147,325
EBITDA.................... $  9,922 $ 11,248 $ 12,909 $ 13,870 $ 15,198 $ 15,859

   PJAM is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning PJAM's directors and officers (including their remuneration and the stock options granted to them), the principal holders of PJAM's securities, any material interests of such persons in transactions with PJAM and certain other matters is required to be disclosed in proxy statements and annual reports distributed to PJAM's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and should also be available for inspection at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60621; and copies may be obtained by mail at prescribed rates, from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to PJAM which have been filed electronically via the EDGAR system.

9. Certain Information Concerning the Purchaser.

   The Purchaser is a Delaware corporation incorporated on March 21, 2001 by the Investor Group for the purposes of making the Offer. The Investor Group consists of: Richard F. Sherman, Merida L. Sherman, individually and as co-Trustee of the Merida L. Sherman Trust under an Agreement dated September 1, 1996 and as co-Trustee of the Nicholas H. Sherman Trust under an Agreement dated September 1, 1996, Nicholas H. Sherman, individually and as co-Trustee of the Merida L. Sherman Trust under an Agreement dated September 1, 1996 and as co-Trustee of the Nicholas H. Sherman Trust under an Agreement dated September 1, 1996, Douglas S. Stephens, Stephen P. Langford, Martin T. Hart, Michael J. Grisanti, Jack A. Laughery, Frank O. Keener and Michael M. Fleishman. The members of the Investor Group are all officers, directors or significant stockholders of PJAM or immediate family members of such individuals and are the only stockholders of the Purchaser. The Purchaser has minimal assets and has not engaged in any activities except in connection with the Offer and the Merger Agreement. It has no meaningful historical financial information other than the commitment by Bank One, Kentucky, NA to provide up to $25 million in funding for the Offer and the Merger and $5 million in working capital. The address of the Purchaser is c/o PJ America, Inc., 2300 Resource Drive, Birmingham, Alabama 35242, Attention: Douglas S. Stephens and its telephone number is (205) 981-2800.

   The name, business address, citizenship, present principal occupation and employment history of the directors and executive officers of the Purchaser are set forth in Schedule II of this Offer to Purchase.

10. Source and Amount of Funds.

   The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $24.3 million. We have received a commitment letter, dated as of May 31, 2001 from Bank One, Kentucky, NA, relating to up to $25 million in debt financing for the Offer and the Merger and an additional $5 million for working capital.

   The loan will have a six year term. The interest rate will vary dependent upon PJAM's ratio of total debt to EBITDA and range between LIBOR plus 150 basis points and 250 basis points. It will be subject to customary representations and warranties, covenants and events of default. It will be unsecured until the Merger, at which time Bank One will be granted a blanket lien on all assets of the Surviving Corporation, the shares of stock of the Surviving Corporation and the subsidiaries of the Surviving Corporation.

   The financing is subject to certain conditions including (i) receipt and satisfactory review by Bank One of financial statements and income tax returns; (ii) accuracy of representations and warranties; (iii) absences of default; (iv) negotiation and execution of documentation satisfactory to Bank One; (v) satisfactory completion of Bank One's due diligence; and (vi) no material adverse change in financial condition, assets, nature of the assets, operations or prospects of the Purchaser.

   The Purchaser and the Investor Group intend to repay the money borrowed to finance the Offer and the Merger with cash flow from earnings and possibly proceeds from sales of stores if any.

   No alternative plans for financing the transactions have been made by the Purchaser.

   The following is a statement of the approximate fees and expenses related to consummation of the Offer:

                 Fees and Expenses to be Paid by the Purchaser

     Financial Advisor (First Tennessee Securities)................... $150,000
     Information Agent................................................ $ 10,000
     Depositary....................................................... $ 15,000
     Legal............................................................ $170,000
     Printer.......................................................... $ 30,000
     Filing........................................................... $  5,000
     Miscellaneous.................................................... $300,000
                                                                       --------
       Total.......................................................... $680,000
                                                                       ========

                     Fees and Expenses to Be Paid by PJAM

     Financial Advisor (Banc of America Securities)................... $500,000
     Legal............................................................ $150,000
     Miscellaneous.................................................... $200,000
                                                                       --------
       Total.......................................................... $850,000
                                                                       ========

   The above fees of the Purchaser will in effect be borne by PJAM if the Merger is consummated, since by operation of law in a Merger, the Surviving Corporation becomes liable for obligations of the entity merging into it. If the Merger is not consummated, each party will bear its respective fees and expenses, except as otherwise provided in "Special Factor--The Merger Agreement--Termination of the Agreement."

11. Conditions of the Offer.

   Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, subject to the terms of the Agreement, may delay acceptance for payment or terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Agreement and prior to the Expiration Date, any of the following events shall occur:

  (i) there shall be any Law enacted, promulgated or deemed applicable to the Offer or the Merger, or any suit, action or proceeding by any Governmental Entity shall be pending (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any tendered Shares, or the purchase of Shares, or the consummation of the Merger, or seeking to obtain material damages in connection with the Offer or the Merger, (ii) seeking to prohibit or impose any material limitations on Purchaser's ownership or operation of all or a material portion of PJAM's businesses or assets, (iii) seeking to compel Purchaser to dispose of or hold separate any material portion of the business or assets of PJAM, (iv) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (v) imposing material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to PJAM's stockholders, (vi) limit or prohibit any material business activity by Purchaser, including, without limitation, requiring the prior consent of any person or entity (including any Governmental Entity) to future transactions by Purchaser, or (vii) which otherwise would reasonably be expected to have a Material Adverse Effect on PJAM or, the Surviving Corporation; or

  (ii) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange and in the Nasdaq National Market System (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation or proposed limitation (whether or not mandatory) by any United States governmental entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, or (4) in the case of any of the situations in clauses (1) through (3) inclusive, existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

  (iii) the representations and warranties of PJAM set forth in the Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) except, in each case where the failures of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) do not or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on PJAM; or

  (iv) PJAM shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any material agreement or covenant of PJAM to be performed or complied with by it under the Agreement; or

  (v) the Board or the Special Committee (i) shall have withdrawn, or modified or changed in a manner adverse to Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Agreement, or the Merger, (ii) shall have recommended an Acquisition Proposal, or (iii) shall have adopted any resolution to effect any of the foregoing; or

  (vi) since the date of the Agreement there shall have occurred any event, circumstance, change, effect or development that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had or would reasonably be expected to have a Material Adverse Effect on PJAM; or

  (vii) the Agreement shall have been terminated in accordance with its terms; which in the sole judgment of Purchaser, and regardless of the circumstances (including any action or inaction by Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares; or

  (viii) that number of Shares that together with the Shares then owned by Purchaser constitutes at least 90% of the outstanding common stock have not been validly tendered prior to the expiration of the Offer; or

  (ix) the Purchaser shall not have received proceeds from the Financing in an amount sufficient to consummate the Offer and the Merger, pursuant to the terms of the Financing Letter or on substantially similar terms.

   The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   Notwithstanding the foregoing, the Purchaser may not accept for purchase any Shares, without the approval of the Special Committee, unless a majority of the Shares not owned by the Purchaser or the Investor Group are tendered in the Offer.

12. Certain Legal Matters; Required Regulatory Approvals.

   Except as set forth in this Offer to Purchase, based on its review of publicly available filings by PJAM with the Commission and other publicly available information regarding PJAM, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of PJAM and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to PJAM's business. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See "Introduction" and Section 11 for a description of conditions to the Offer, including with respect to litigation and governmental actions.

   State Takeover Law. PJAM is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. PJAM has represented to the Purchaser that the Board has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" will not apply to the execution, delivery or performance of the Merger Agreement, the Offer, the Merger or the transactions contemplated by the Merger Agreement.

   A number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal

District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   We do not believe that the anti-takeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer and the Merger, and, except as described above with respect to Section 203 of the DGCL, neither PJAM nor the Purchaser has attempted to comply with any state anti-takeover statute or regulations in connection with the Merger. If any government official or third party should seek to apply any state takeover law to the Offer, the Merger or other business combination between us or any of our affiliates and PJAM, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer, the Merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, the Merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer--Conditions of the Offer."

   Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because PJAM has less than $50 million in assets.

   Litigation. Between March 23 and March 26, 2001, four substantially similar purported class actions styled Judith Barclay v. PJ America, Inc., et al., Civil Action No. 18758-NC, Lee Brenin v. Richard Sherman, et al., Civil Action No. 18765-NC, Walter B. Love v. PJ America, Inc. et al., Civil Action No. 18766-NC; and Jerry Ostertag, Jr. v. PJ America, Inc. et al., Civil Action No. 18767-NC were filed in the Court of Chancery of the State of Delaware in and for New Castle County alleging that the Investor Group's proposal was unfair to PJAM's public stockholders and that some or all of the individual defendants breached their fiduciary duties to PJAM's public stockholders and seeking injunctive relief and damages in connection with the Investor Group's proposal.

   On July 19, 2001, PJAM, the defendant directors and the named plaintiffs reached an agreement in principle with respect to the settlement of the litigation and counsel to each of the parties to the litigation entered into a Memorandum of Understanding agreeing (1) the lawsuits were a material factor considered by the Investor Group in determining to raise the per Share consideration to $8.75, (2) to use their best efforts to execute and seek court approval of a definitive settlement agreement without any admission of any breach of fiduciary duty or other wrongdoing on the part of the defendants and (3) not to oppose an application by plaintiffs' counsel for attorney fees and expenses not to exceed $185,000 in the aggregate. PJAM anticipates that any settlement of this litigation will not have a material adverse effect on PJAM's financial condition, results of operations or liquidity.

   Provision for Unaffiliated Stockholders. In connection with the Offer and the Merger, neither PJAM nor the Purchaser has granted unaffiliated security holders access to their corporate files or arranged for counsel or appraisal services at the expenses of PJAM or the Purchaser.

13. Certain Fees and Expenses

   First Tennessee Securities has provided certain financial advisory services to the Purchaser in connection with the Offer and the Merger. Pursuant to the terms of the engagement letter, dated June 25, 2001, between the Purchaser and First Tennessee Securities (the "Engagement Letter"), the Purchaser has agreed to pay to First

Tennessee Securities a fee of $150,000 payable at the closing of the going private transaction. In addition, the Purchaser has agreed to reimburse First Tennessee Securities, upon request from time to time, for all reasonable fees and expenses of First Tennessee Securities' counsel and all travel and other expenses incurred in connection with First Tennessee Securities' engagement pursuant to the Engagement Letter. The Purchaser also agreed to indemnify First Tennessee Securities from certain liabilities arising from its engagement. The Purchaser has terminated its engagement letter with STES. The Purchaser has reimbursed STES for its out-of-pocket expenses (including those of its counsel), and does not have any additional fee obligations to STES, although certain indemnification obligations remain.

   Georgeson Shareholder has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

   In addition, National City Bank has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

   Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

14. Miscellaneous

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

   The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning PJAM, except that they will not be available at the regional offices of the Commission.

   No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or PJAM since the date as of which information is furnished or the date of this Offer to Purchase.

                                          PJ Acquisition Corp.

July 20, 2001

                                                                     SCHEDULE I

             DIRECTORS AND EXECUTIVE OFFICERS OF PJ AMERICA, INC.

   The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each executive officer and director of PJAM are set forth below. The principal place of business of PJ America, Inc., and unless otherwise indicated below, the principal business address of each officer and director, is 2300 Resource Drive, Birmingham, Alabama 35242 and its telephone number is (205) 981-2800. During the past five years, neither PJAM nor, to the best knowledge of PJAM, any of the persons listed below (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal and state securities laws, or a finding of any violation of such laws. Each of the individuals listed below is a citizen of the United States.

                                 Current Principal Occupation or Employment and
                                          Five-Year Employment History
      Name and Address                    ------------------------------
     -----------
Richard F. Sherman...........  Director and Chairman of the Board of PJ
 202 Schooner Lane             America, Inc. or certain of its predecessors
 Duck Key, Florida 33050       since 1991; member of the Executive Committee
                               since 1999. Private investor and franchisee and consultant to Papa John's International since
                               1991. Director of Papa John's International since 1993. Director and Chairman of the Board of PJ Acquisition Corp.

Douglas S. Stephens..........  Director, President and Chief Executive Officer
                               of PJ America, Inc. or certain of its
                               predecessors since 1991; member of the
                               Executive Committee since 1999. Director,
                               President and Chief Executive Officer of PJ
                               Acquisition Corp.

D. Ross Davison..............  Director of PJ America, Inc. since March 2001.
                               Vice President Administration-Chief Financial Officer and Treasurer of PJ America, Inc. since 1996. Mr. Davison has notified PJAM that he intends to resign after the Merger.

Louis M. Romanus.............  Chief Operating Officer of PJ America, Inc.
                               since January 2001. President/COO with
                               PacPizza, L.L.C., a Pizza Hut franchisee, from 1997-2001. Various operation positions with Pizza Hut corporate from 1977-1997.

J. Robert Compton............  Vice President-Training of PJ America, Inc.
                               since February 2000. Training Director for Just for Feet from 1999-2000. Various positions at Just for Feet University from 1995-1999.

Christopher L. Campagna......  Vice President of Marketing of PJ America, Inc.
                               since June 2001. Served in various marketing positions for PJ America, Inc. and predecessors.

Anita A. Bray................  Controller and Assistant Treasurer of PJ
                               America, Inc. since November 2000. Various positions with Caremark, Inc. from 1995-2000, most recently Director of External Reporting. Ms. Bray will become CFO after Mr. Davison's scheduled departure.

                                 Current Principal Occupation or Employment and
                                          Five-Year Employment History
      Name and Address                    ------------------------------
     -----------
Michael M. Fleishman.........  Director and Secretary of PJ America, Inc. or
 3300 National City Tower      certain of its predecessors since 1991; member
 Louisville, Kentucky 40202    of the Executive Committee since 1999. In June
                               1997 became Vice Chairman of the Board of PJ America, Inc. Since 1970, Mr. Fleishman or his professional service corporation has been a member of Greenebaum Doll & McDonald PLLC.
                               Director and Secretary of PJ Acquisition Corp.

Martin T. Hart...............  Director of PJ America, Inc. or certain
 2401 East Second Avenue, Ste  predecessors since 1992. Currently a private
 250                           investor. Trustee of MassMutual Corporate
 Denver, Colorado 80206        Investors since 1991. Director of Schuler
                               Homes, Inc., Vail Banks, Inc., T-Netix, Inc.
                               and presently is the Chairman of the Board of Trustees of Regis University.

Frank O. Keener..............  Director of PJ America, Inc. or certain
 10624 S. Eastern Avenue       predecessors since 1991; member of the
 Suite A-12                    Executive Committee since 1999. Currently a
 Henderson, Nevada 89052       private investor; Executive Vice President of
                               First American National Bank, Nashville,
                               Tennessee from 1993 to 1998.

Stephen P. Langford..........  Director of PJ America, Inc. or certain
 WAVE TV                       predecessors since 1991. General Manager of
 725 S. Floyd Street,          WAVE-TV an NBC affiliate from October 1998 to
 Louisville Kentucky 40232     present and from 1987 to 1997. General Manager
                               of WFIE NBC-14 from January 1997 to October
                               1998.

Kim V. Knapp.................  Director of PJ America, Inc. since December
 2015 B. Laurens Road          2000. President and CEO of Perfect Delivery,
 Greenville, South Carolina    Inc., a Papa Johns franchisee since 1992.
 29607

David G. Lloyd...............  Director of PJ America, Inc. since March 2001.
 1414 Haskin                   Currently CFO of Taco Bueno Restaurants, Inc.
 San Antonio, Texas 78209      Vice President-Finance, Chief Financial
                               Officer, Secretary and Treasurer of Taco Cabana
                               October 1994 to 2000. (Senior Vice President from May 1996).

Terrance A. Smith............  Director of PJ America, Inc. since March 2001.
 1900 Mellwood Avenue          President and CEO of Tumbleweed, Inc. since
 Louisville, Kentucky 40206    August 2000; director of Tumbleweed, Inc. since
                               June1998. President of Tumbleweed
                               International, LLC since 1997. President and
                               Chief Executive Officer of Chi-Chi's
                               International Operations, Inc. from 1988-1997.

                                                                    SCHEDULE II

           DIRECTORS AND EXECUTIVE OFFICERS OF PJ ACQUISITION CORP.

   The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each officer and director of Purchaser are set forth below. The principal place of business of PJ Acquisition Corp. is c/o PJ America, Inc., 2300 Resource Drive, Birmingham, Alabama 35242 and its telephone number is (205)981-2800. During the past five years, neither Purchaser nor, to the best knowledge of Purchaser, any of the persons listed below (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal and state securities laws, or a finding of any violation of such laws. Each of the individuals listed below is a citizen of the United States.

                                   Current Principal Occupation or Employment
                                                     and
      Name and Address                    Five-Year Employment History
     -----------                          ------------------------------
Richard F. Sherman...........  Director and Chairman of the Board of PJ
 202 Schooner Lane             Acquisition Corp. Director and Chairman of the
 Duck Key, Florida 33050       Board of PJ America, Inc. or certain of its
                               predecessors since 1991; member of the
                               Executive Committee since 1999. Private
                               investor and franchisee and consultant to Papa
                               John's International since 1991. Director of
                               Papa John's International since 1993.

Douglas S. Stephens..........  Director, President and Chief Executive Officer
 c/o PJ America, Inc.          of PJ Acquisition Corp. Director, President and
 2300 Resource Drive,          Chief Executive Officer of PJ America, Inc. or
 Birmingham, Alabama 35242     certain of its predecessors since 1991; member
                               of the Executive Committee since 1999.

Michael M. Fleishman.........  Director and Secretary of PJ Acquisition Corp.
 3300 National City Tower      Director and Secretary of PJ America, Inc. or
 Louisville, Kentucky 40202    certain of its predecessors since 1991; member
                               of the Executive Committee since 1999. In June
                               1997 became Vice Chairman of the Board of PJ
                               America, Inc. Since 1970, Mr. Fleishman or his professional service corporation has been a member of Greenebaum Doll & McDonald PLLC.

Martin T. Hart...............  Director of PJ Acquisition Corp. Director of PJ
                               America, Inc. or certain predecessors since
                               1992. Currently a private investor. Trustee of MassMutual Corporate Investors since 1991. Director of Schuler Homes, Inc., Vail Banks, Inc. and presently is the Chairman of the Board of Trustees of Regis University.
 2401 East Second Avenue, Ste 250
 Denver, Colorado 80206

Frank O. Keener..............  Director of PJ Acquisition Corp. Director of PJ
 10624 S. Eastern Avenue       America, Inc. or certain predecessors since
 Suite A-12                    1991; member of the Executive Committee since
 Henderson, Nevada 89052       1999. Currently a private investor; Executive
                               Vice President of First American National Bank,
                               Nashville, Tennessee from 1993 to 1998.

Stephen P. Langford..........  Director of PJ Acquisition Corp. Director of PJ
 Wave TV                       America, Inc. or certain predecessors since
 725 S. Floyd Street           1991. General Manager of WAVE-TV an NBC
 Louisville, Kentucky 40232    affiliate from October 1998 to present and from
                               1987 to 1997. General Manager of WFIE NBC-14 from January 1997 to October 1998.

                                   Current Principal Occupation or Employment
                                                     and
      Name and Address                    Five-Year Employment History
     -----------                          ------------------------------
Michael J. Grisanti..........  Director of PJ Acquisition Corp. Private
                               investor.

 9300 Shelbyville Road,
Suite 508
 Louisville, Kentucky 40222
Jack A. Laughery.............  Director of PJ Acquisition Corp. Private
 #25197                        investor and Papa Johns franchisee. Trustee of
 3465 N. Pines Way, #104       MassMutual Corporate Investors and MassMutual
 Wilson, Wyoming 83014-9129    Participation Investors since 1996, Director of
                               Papa John's International since 1993.

                                   EXHIBIT A

   262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

   (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
(S)251 of this title.

   (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

   a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

   b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

   c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

   d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

   (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

   (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger of consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

   (2) If the merger or consolidation was approved pursuant to (S)228 or
(S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Facsimile copies of letters of transmittal, properly completed and duly executed, will be accepted. Letters of transmittal, PJAM stock certificates and any other required documents should be sent or delivered by each PJAM stockholder or broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                               NATIONAL CITY BANK
                           Corporate Trust Operations
                             3rd Floor--North Annex
                              4100 W. 150th Street
                             Cleveland, Ohio 44135
                             (800) 622-6757 (phone)
                              (216) 252-9163 (fax)

You may direct questions and requests for assistance to the Information Agent at the address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer materials from the Information Agent as set forth below, and they will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            [GEORGESON SHAREHOLDER]

                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                  Banks & Brokers Call Collect: (201) 896-1900
                   All Others Call Toll Free: (888) 420-0225